Exhibit 10.1

$10,000,000 SENIOR SECURED REVOLVING CREDIT FACILITY

CREDIT AGREEMENT

by and among

SHOTSPOTTER, INC., a Delaware corporation

and

UMPQUA BANK, an Oregon state-chartered bank

Dated as of September 27, 2018

TABLE OF CONTENTS

Page

1.	CERTAIN DEFINITIONS1
1.1	Certain Definitions.1
1.2	Construction.24
1.3	Accounting Principles; Changes in GAAP.24
2.	REVOLVING CREDIT LOAN FACILITY24
2.1	Revolving Credit Commitments.24
2.1.1	Revolving Credit Loans.24
2.2	[Intentionally Omitted].25
2.3	Loan Fee.25
2.4	Termination or Reduction of Revolving Credit Commitments.25
2.5	Revolving Credit Loan Requests.25
2.5.1	Revolving Credit Loan Requests.25
2.6	Making Revolving Credit Loans; Repayment of Revolving Credit Loans.26
2.6.1	Making Revolving Credit Loans.26
2.6.2	Repayment of Revolving Credit Loans.26
2.7	Notes.26
2.8	Use of Proceeds.26
2.9	Letter of Credit Subfacility.26
2.9.1	Issuance of Letters of Credit.26
2.9.2	Letter of Credit Fees.27
2.9.3	Disbursements; Reimbursement.27
2.9.4	Documentation.28
2.9.5	Determinations to Honor Drawing Requests.28
2.9.6	Reimbursement Obligations.28
2.9.7	Indemnity.30
2.9.8	Liability for Acts and Omissions.30
2.10	Increase in Revolving Credit Commitments.31
2.10.1	Increasing Lender.31
2.10.2	No Obligation to Increase.31
2.10.3	Defaults.31
2.10.4	Resolutions; Opinion.32
2.10.5	Notes.32
3.	[INTENTIONALLY OMITTTED]32
4.	INTEREST RATES32
4.1	Interest Rate Options.32
4.1.1	Revolving Credit Interest Rate Options.32
4.1.2	Rate Quotations.32
4.2	Interest Periods.33
4.2.1	Amount of Borrowing Tranche.33

(i)

4.2.2	Renewals.33
4.3	Interest After Default.33
4.3.1	Letter of Credit Fees, Interest Rate.33
4.3.2	Other Obligations.33
4.3.3	Acknowledgment.33
4.4	LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.33
4.4.1	Unascertainable.33
4.4.2	Illegality; Increased Costs; Deposits Not Available.34
4.4.3	Lender's Rights.34
4.4.4	Successor LIBOR Rate Index.34
4.5	Selection of Interest Rate Options.35
5.	PAYMENTS36
5.1	Payments.36
5.2	Interest Payment Dates.36
5.3	Voluntary Prepayments.36
5.3.1	Right to Prepay.36
5.3.2	Designation of a Different Lending Office37
5.4	Mandatory Prepayments.37
5.4.1	Borrowing Base Exceeded.37
5.4.2	Application Among Interest Rate Options.37
5.5	Increased Costs.37
5.5.1	Increased Costs Generally.37
5.5.2	Capital Requirements.38
5.5.3	Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans.38
5.5.4	Delay in Requests.38
5.6	Taxes.38
5.6.1	Lender.38
5.6.2	Payments Free of Taxes.39
5.6.3	Payment of Other Taxes by the Loan Parties.39
5.6.4	Indemnification by the Loan Parties.39
5.6.5	Evidence of Payments.39
5.6.6	Treatment of Certain Refunds.39
5.6.7	Survival.40
5.6.8	Status of Lenders.40
5.7	Indemnity.40
6.	REPRESENTATIONS AND WARRANTIES41
6.1	Representations and Warranties.41
6.1.1	Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default.41
6.1.2	Subsidiaries and Owners; Investment Companies.41
6.1.3	Validity and Binding Effect.42
6.1.4	No Conflict; Material Agreements; Consents.42
6.1.5	Litigation.42

(ii)

6.1.6	Financial Statements.42
6.1.7	Margin Stock.43
6.1.8	Full Disclosure.43
6.1.9	Taxes.43
6.1.10	Patents, Trademarks, Copyrights, Licenses, Etc.43
6.1.11	Liens in the Collateral.44
6.1.12	Insurance.44
6.1.13	ERISA Compliance.44
6.1.14	Environmental Matters.45
6.1.15	Solvency.45
6.1.16	Anti-Terrorism Laws; EEA Financial Institution.45
6.2	Updates to Disclosure Letter.45
7.	CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT45
7.1	First Loans and Letters of Credit.45
7.1.1	Deliveries.45
7.1.2	Payment of Fees.46
7.2	Each Loan or Letter of Credit.47
8.	COVENANTS47
8.1	Affirmative Covenants.47
8.1.1	Preservation of Existence, Etc.47
8.1.2	Payment of Liabilities, Including Taxes, Etc.47
8.1.3	Maintenance of Insurance.47
8.1.4	Maintenance of Properties and Leases.48
8.1.5	Visitation Rights.48
8.1.6	Keeping of Records and Books of Account.48
8.1.7	Compliance with Laws; Use of Proceeds.48
8.1.8	Further Assurances.48
8.1.9	Anti-Terrorism Laws; International Trade Law Compliance.49
8.1.10	Keepwell.49
8.1.11	Certificate of Beneficial Ownership and Other Additional Information.49
8.1.12	Post-Closing Deliverables.49
8.1.13	Banking Relationship.50
8.2	Negative Covenants.50
8.2.1	Indebtedness.50
8.2.2	Liens; Lien Covenants.51
8.2.3	Guaranties.51
8.2.4	Loans and Investments.51
8.2.5	Dividends and Related Distributions.51
8.2.6	Liquidations, Mergers, Consolidations, Acquisitions.52
8.2.7	Dispositions of Assets or Subsidiaries.52
8.2.8	Affiliate Transactions.53
8.2.9	Subsidiaries, Partnerships and Joint Ventures.53
8.2.10	Continuation of or Change in Business.53
8.2.11	Fiscal Year.53

(iii)

8.2.12	Changes in Organizational Documents.53
8.2.13	Capital Expenditures.53
8.2.14	Maximum Consolidated Modified Leverage Ratio.53
8.2.15	Minimum Liquidity.53
8.2.16	Minimum Interest Coverage Ratio.54
8.2.17	Minimum Profitability.54
8.2.18	Limitation on Negative Pledges.54
8.3	Reporting Requirements.54
8.3.1	Quarterly Financial Statements.54
8.3.2	Annual Financial Statements.54
8.3.3	Certificate of the Borrower.55
8.3.4	Notices.55
9.	DEFAULT56
9.1	Events of Default.56
9.1.1	Payments Under Loan Documents.56
9.1.2	Breach of Warranty.56
9.1.3	Anti-Terrorism Laws.57
9.1.4	Breach of Negative Covenants, Visitation Rights or Anti-Terrorism Laws.57
9.1.5	Breach of Other Covenants.57
9.1.6	Defaults in Other Agreements or Indebtedness.57
9.1.7	Final Judgments or Orders.57
9.1.8	Loan Document Unenforceable.57
9.1.9	Uninsured Losses; Proceedings Against Assets.57
9.1.10	Events Relating to Pension Plans and Multiemployer Plans.57
9.1.11	Change of Control.58
9.1.12	Relief Proceedings.58
9.2	Consequences of Event of Default.58
9.2.1	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.58
9.2.2	Bankruptcy, Insolvency or Reorganization Proceedings.58
9.2.3	Set-off.58
9.2.4	Application of Proceeds.59
10.	MISCELLANEOUS59
10.1	Modifications, Amendments or Waivers.59
10.2	No Implied Waivers; Cumulative Remedies.60
10.3	Expenses; Indemnity; Damage Waiver.60
10.3.1	Costs and Expenses.60
10.3.2	Indemnification by the Borrower.60
10.3.3	Waiver of Consequential Damages, Etc.61
10.3.4	Payments.61
10.4	Holidays.61
10.5	Notices; Effectiveness.62
10.5.1	Notices Generally.62
10.5.2	Change of Address, Etc.62

(iv)

10.6	Severability.62
10.7	Duration; Survival.62
10.8	Successors and Assigns; Participations.62
10.9	Confidentiality.64
10.9.1	General.64
10.9.2	Sharing Information With Affiliates of the Lenders.64
10.10	Counterparts; Integration; Effectiveness.64
10.10.1	Counterparts; Integration; Effectiveness.64
10.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL; JUDICIAL REFERENCE.65
10.11.1	Governing Law.65
10.11.2	SUBMISSION TO JURISDICTION.65
10.11.3	WAIVER OF VENUE.65
10.11.4	SERVICE OF PROCESS.66
10.11.5	WAIVER OF JURY TRIAL.66
10.11.6	JUDICIAL REFERENECE.66
10.12	Interest Rate Limitation.66
10.13	USA Patriot Act Notice.67

LIST OF SCHEDULES AND EXHIBITS

DISCLOSURE LETTER SCHEDULES

SCHEDULE 1.1(B)	-COMMITMENTS OF LENDER AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)	-PERMITTED LIENS
SCHEDULE 5.6.8	-STATUS OF LENDERS
SCHEDULE 6.1.1	-QUALIFICATIONS TO DO BUSINESS
SCHEDULE 6.1.2	-SUBSIDIARIES
SCHEDULE 6.1.14	-ENVIRONMENTAL DISCLOSURES

SCHEDULE 8.2.1-PERMITTED INDEBTEDNESS                                   SCHEDULE 8.2.6PLANNED ACQUISITION

EXHIBITS

EXHIBIT 1.1(N)(1)-REVOLVING CREDIT NOTE

EXHIBIT 1.1(S)	-SECURITY AGREEMENT
EXHIBIT 2.5.1	-LOAN REQUEST

EXHIBIT 8.3.3-QUARTERLY COMPLIANCE CERTIFICATE

EXHIBIT 8.3.4.6-BORROWING BASE CERTIFICATE

(v)

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as hereafter amended, the "Agreement") is dated as of September 27, 2018 and is made by and among SHOTSPOTTER, INC., a Delaware corporation (the "Borrower") and UMPQUA BANK, an Oregon state-chartered bank (the "Lender").

The Borrower has requested the Lender to provide a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $10,000,000.00.  In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.CERTAIN DEFINITIONS

1.1Certain Definitions.

  In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Acquisition means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the voting stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.  For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

Anti-Terrorism Laws shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

Attributable Indebtedness means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any synthetic lease obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

Authorized Officer shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of such Loan Party, any manager or the members (as applicable) in the case of any Loan Party which is a limited liability company, or such other individuals, designated by written notice to the Lender from the Borrower, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder.  The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Lender.

Available Basket Amount shall mean, as at any date of determination, (a) One Hundred Thousand Dollars ($100,000) plus (b) 50% of the consolidated net income of Borrower for the period commencing December 31, 2018 and ending on the last day of the most recently ended fiscal quarter, plus (c) 75% of the aggregate cash proceeds received from Borrower after the Closing Date from the issue or sale of equity interests of the Borrower.

Availability Period means in respect of the Revolving Credit Loans, the period from and including the Closing Date to the earliest of (i) the Expiration Date, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.4 [Termination or Reduction of Revolving Credit Commitments], and (iii) the date of termination of the Commitment of the Lender to make Revolving Credit Loans and of the obligation to issue Letters of Credit pursuant to Section 9.2 [Consequences of an Event of Default].

Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Prime Rate, and (ii) the Daily LIBOR Rate, plus 100 basis points (1.00%).  Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.  Notwithstanding the foregoing, if the Base Rate as determined under any method above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.

Base Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(i) [Revolving Credit Base Rate Options].

Beneficial Owner shall mean each of the following:  (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower's Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct the Borrower.

Benefit Plan shall mean any of (a) an "employee benefit plan" (as defined in ERISA) that is subject to Title I of ERISA, (b) a "plan" as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such "employee benefit plan" or "plan".

Borrower shall have the meaning specified in the introductory paragraph.

Borrower Equity Interests shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].

Borrowing Base shall mean an amount equal to the sum of:  (i) eighty percent (80%) of the net ledger value of the Borrower's Receivables as set forth on the quarterly financial statements delivered pursuant to this Agreement, plus (ii) seventy-five percent (75%) of the net ledger value of the Borrower's net fixed assets as set forth on the quarterly financial statements delivered pursuant to this Agreement.  Notwithstanding anything to the contrary herein, the Lender may, acting reasonably, at any time hereafter, decrease the advance percentages as set forth above, or increase the level of any reserves or ineligibles, or define or maintain such other reserves or ineligibles, as the Lender may deem necessary or appropriate.  Any such change shall become effective immediately upon written notice from the Lender to the Borrower for the purpose of calculating the Borrowing Base hereunder.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows:  (i) any Loans to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Portland, Oregon or San Francisco, California and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

Capital Expenditures shall mean for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a consolidated balance sheet of such Person.

Capital Stock shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing; provided that any unsecured convertible notes permitted under Section 8.2.1 shall not be deemed Capital Stock for purposes of this Agreement.

Capitalized Leases means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

Cash Collateralize means to pledge and deposit with or deliver to the Lender, as collateral for the Letter of Credit Obligations, cash or deposit account balances pursuant to documentation satisfactory to the Lender.  Such cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Lender.

Cash Management Agreements shall mean agreements between any Loan Party and the Lender relating to such Loan Party's deposit, sweep and other accounts at the Lender and related arrangements and agreements regarding the management and investment of such Loan Party's cash assets as in effect from time to time.

CEA shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

Certificate of Beneficial Ownership shall mean a certificate in form and substance acceptable to the Lender (as amended or modified by the Lender from time to time in its sole discretion) certifying, among other things, the Beneficial Owner of the Borrower.

CFC shall mean a “controlled foreign corporation” as defined in Section 957 of the Code.

CFTC shall mean the Commodity Futures Trading Commission.

Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

Change of Control shall mean any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the Capital Stock of the Borrower.

Closing Date shall mean the Business Day on which the conditions precedent set forth herein shall have been satisfied or waived by the Lender, which shall be September 27, 2018.

Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Collateral shall mean the collateral under the Security Agreement, provided that in no event shall Collateral include Equity Interests in any CFC or FSHCO representing in excess of 65% of the Equity Interests in such CFC or FSHCO.

Commitment shall mean as to the Lender its Revolving Credit Commitment.

Commitment Fee shall have the meaning specified in Section 2.2 [Commitment Fee].

Compliance Certificate shall have the meaning specified in Section 8.3.3 [Certificate of the Borrower].

Connection Income Taxes shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated EBITDA means, for any period, the sum of the following determined on a consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, (a) consolidated net income for the most recently completed 12 trailing months plus (b)  the following to the extent deducted in calculating such consolidated net income (without duplication):  (i) Consolidated Interest Charges, (ii) the provision for federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) non-cash stock compensation expense, (v) non-recurring assets impairment expense in an amount not to exceed $250,000, (vi) non-recurring loss on debt extinguishment, (vii) non-cash warrant revaluation, (viii) fees, costs and expenses payable in connection with any financing activities (including costs related to this Agreement), including, without limitation, fees costs and expenses payable to (A) investment bankers, financial advisors, or consultants retained by the Borrower and (B) any attorney or other professional advisors; (ix) fees, costs and expenses related to any Permitted Acquisitions, and (x) other non-cash charges and losses (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods less (c) without duplication and to the extent reflected as a gain or otherwise included in the calculation of consolidated net income for such period (i) non-cash gains (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods). Notwithstanding the above, Consolidated EBITDA solely for the four quarter period ending September 30, 2018, December 31, 2018, and March 31, 2019, shall be equal to (a) in the case of September 30, 2018, the Consolidated EBITDA determined for the fiscal quarter ended on such date, multiplied by four, (b) in the case of December 31, 2018, the Consolidated EBITDA determined for the period of the sum of the two consecutive fiscal quarters ended on such date, multiplied by two, and (c) in the case of March 31, 2019, the Consolidated EBITDA determined for the period of the sum of the three consecutive fiscal quarters ended on such date, divided by three and multiplied by four.

Consolidated Funded Indebtedness means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder excluding those described in clauses (ii) , (iii) and (iv) of the definition of “Indebtedness” hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all purchase money Indebtedness; (c) the amounts drawn and not reimbursed under issued and outstanding letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments; (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and earnout arrangements); (e) all Attributable Indebtedness; (f) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Expiration Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary; and (f) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

Consolidated Interest Charges means, as of any date of determination, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money and Attributable Indebtedness (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed fiscal quarter or fiscal year, as the case may be.

Consolidated Modified Leverage Ratio means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness less any unsecured convertible notes permitted under Section 8.2.1 as of such date to (b) Consolidated EBITDA for the most recently trailing twelve (12) months.

Consolidated Interest Coverage Ratio means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recently trailing twelve (12) months to (b) Consolidated Interest Charges as of such date.

Covered Entity shall mean (a) the Borrower, each of Borrower's Subsidiaries, all Guarantors and all pledgors of Collateral, and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Lender by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.  Notwithstanding the foregoing, if the Daily LIBOR Rate as determined above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.

Disclosure Letter means the disclosure letter, dated as of the Closing Date, and delivered to Bank in respect of this Agreement.

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Drawing Date shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

EEA Financial Institution means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Effective Date means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

Eligible Contract Participant shall mean an "eligible contract participant" as defined in the CEA and regulations thereunder.

Eligibility Date shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).

Environmental Laws shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.

Equity Interests shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Event shall mean (a) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (b) a withdrawal by Borrower or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is in reorganization, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any member of the ERISA Group.

ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

Event of Default shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an "Event of Default."

Excluded Hedge Liability or Liabilities shall mean, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party's failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan

Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest, and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

Excluded Subsidiary shall mean (i) any CFC, (ii) any direct or indirect Subsidiary of a CFC or (iii) any FSHCO.

Excluded Taxes shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Loan or Commitment or (b) such Lender changes its lending office, (iii) any withholding Taxes imposed under FATCA and (iv) Taxes attributable to a Recipient’s failure to comply with Section 5.6.8 [Status of Lenders].

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Expiration Date shall mean, with respect to the Revolving Credit Commitments, September 27, 2020.

FATCA shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Official Bodies and implementing such Sections of the Code.

Flood Laws shall mean all applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Laws related thereto.

Foreign Currency Hedge shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.

Foreign Currency Hedge Liabilities shall have the meaning assigned in the definition of Lender Provided Foreign Currency Hedge.

FSHCO shall mean an entity substantially all the assets of which are Equity Interests (or Equity Interests and debt interests) of one or more CFCs.

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles; Changes in GAAP], and applied on a consistent basis both as to classification of items and amounts.

Guarantor shall mean each of the parties to this Agreement which joins this Agreement as a Guarantor after the date hereof, provided that in no event shall an Excluded Subsidiary be a Guarantor.

Guarantor Joinder shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form mutually agreed to by the parties hereto.

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Guaranty Agreement shall mean a continuing agreement of guaranty and suretyship in a form mutually agreeable to the parties hereto to be executed and delivered by each of the Guarantors to the Lender.

Hedge Liabilities shall mean [collectively, the Foreign Currency Hedge Liabilities  and] the Interest Rate Hedge Liabilities.

ICC shall have the meaning specified in Section 10.11.1 [Governing Law].

Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of:  (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (iv) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (v) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such

Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (vi) any Guaranty of Indebtedness for borrowed money.

Indemnified Taxes shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

Indemnitee shall have the meaning specified in Section 10.3.2 [Indemnification by the Borrower].

Indemnity shall mean the Indemnity Agreement in the form of Exhibit 1.1(I)(1) relating to possible environmental liabilities associated with any of the owned or leased real property of the Loan Parties or their Subsidiaries.

Information shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a non‑confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries, provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.

Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of its creditors; undertaken under any Law.

Intercompany Subordination Agreement shall mean a subordination agreement among the Loan Parties in a form mutually agreeable to the parties hereto.

Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the LIBOR Rate Option.  Subject to the last sentence of this definition, such period shall be 30, 60 or 90 days. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Rate Option if the Borrower is renewing or converting to the LIBOR Rate Option applicable to outstanding Loans.  Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.

Interest Rate Hedge Liabilities shall have the meaning assigned in the definition of Lender Provided Interest Rate Hedge.

Interest Rate Option shall mean any LIBOR Rate Option or Base Rate Option.

Inventory shall mean and include all of the Borrower's now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in the Borrower's business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

IRS shall mean the United States Internal Revenue Service.

ISP98 shall have the meaning specified in Section 10.11.1 [Governing Law].

Joint Venture shall mean a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.

Law shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.

Lender shall mean Umpqua Bank, and its successors and assigns.

Lender Provided Foreign Currency Hedge shall mean a Foreign Currency Hedge which is provided by the Lender or its Affiliate and for which it: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes.  The liabilities owing to the provider of any Lender Provided Foreign Currency Hedge (the "Foreign Currency Hedge Liabilities") by any Loan Party that is party to such Lender Provided Foreign Currency Hedge shall, for purposes of this Agreement and all other Loan Documents be "Obligations" of such Person and of each other

Loan Party, be guaranteed obligations under the Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 9.2.5 [Application of Proceeds].

Lender Provided Interest Rate Hedge shall mean an Interest Rate Hedge which is provided by the Lender or its Affiliate and with respect to which it: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes.  The liabilities owing to the provider of any Lender Provided Interest Rate Hedge (the "Interest Rate Hedge Liabilities") by any Loan Party that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents be "Obligations" of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 9.2.5 [Application of Proceeds].

Letter of Credit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].

Letter of Credit Borrowing shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

Letter of Credit Fee shall have the meaning specified in Section 2.9.2 [Letter of Credit Fees].

Letter of Credit Obligation shall mean, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.

Letter of Credit Sublimit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].

LIBOR Rate shall mean, with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Lender by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate published each Business Day in The Wall Street Journal "Money Rates" listing under the caption "London Interbank Offered Rates" for a one month period (or, if no such rate is published therein for any reason, then the

LIBOR Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Lender) (for purposes of this definition, an "Alternate Source"), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist The Wall Street Journal (or any substitute publication) or any Alternate Source, a comparable replacement rate determined by the Lender at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage.  Notwithstanding the foregoing, if the LIBOR Rate as determined under any method above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date.  The Lender shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

LIBOR Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(ii) [Revolving Credit LIBOR Rate Option].

LIBOR Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities").

LIBOR Termination Date shall have the meaning specified in Section 4.4.4 [Successor LIBOR Rate Index].

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

Loan Documents shall mean this Agreement, the Disclosure Letter, the Security Agreement, the Guaranty Agreement, and any other instruments, certificates or documents delivered in connection herewith or therewith.

Loan Fee shall have the meaning specified in Section 2.3 [Loan Fee].

Loan Parties shall mean the Borrower and, if applicable, the Guarantors and Loan Party shall mean separately, Borrower and/or any Guarantor (if applicable).

Loan Request shall have the meaning specified in Section 2.5 [Revolving Credit Loan Requests].

Loans shall mean collectively, and Loan shall mean separately, all Revolving Credit Loans or any Revolving Credit Loan.

Material Adverse Change shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, financial condition or results of operations of the Loan Parties taken as a whole, or (c) impairs materially or could reasonably be expected to impair materially the ability of the Lender, to the extent permitted, to enforce its legal remedies pursuant to this Agreement or any other Loan Document.

Month, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period.  If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Multiemployer Plan shall mean any employee pension benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five plan years, has made or had an obligation to make such contributions.

Non-Qualifying Party shall mean any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the Effective Date of the applicable Swap.

Note shall mean the promissory note in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans.

Obligation shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Note, the Letters of Credit or any other Loan Document whether to the Lender or its Affiliates or other persons provided for under such Loan Documents, (ii) any Lender Provided Interest Rate Hedge, (iii) any Lender Provided Foreign Currency Hedge, and (iv) any Other Lender Provided Financial Service Product.  Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Order shall have the meaning specified in Section 2.9.8 [Liability for Acts and Omissions].

Other Connection Taxes shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient (or such agent or affiliate thereof) having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Lender Provided Financial Service Product shall mean agreements or other arrangements under which the Lender or any Affiliate of the Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, or (f) cash management, including controlled disbursement, accounts or services.

Other Taxes shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

Participant has the meaning specified in Section 10.8 [Successors and Assigns; Participations].

Participant Register has the meaning specified in Section 10.8 [Successors and Assigns; Participations].

Payment Date shall mean the first day of each calendar month after the date hereof and on the Expiration Date or upon acceleration of the Note.

Payment In Full and Paid in Full shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder, termination of the Commitment and expiration or termination of all Letters of Credit.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Pension Plan shall mean at any time an "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) (including a "multiple employer plan" as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (i) is sponsored, maintained or contributed to by any member of the ERISA

Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a "multiple employer" or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

Permitted Acquisition means an Acquisition by a Loan Party (the Person or division, line of business or other business unit of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) that is substantially similar to the line of business currently engaged in by the Borrower and its Subsidiaries pursuant to the terms of this Agreement, in each case so long as:

(a)	no Event of Default shall then exist or would exist after giving effect thereto;
(b)

the Lender shall have received (or shall receive in connection with the closing of such Acquisition) a first priority perfected security interest in all property (including, without limitation, Equity Interests) acquired with respect to the Target in accordance with the terms of Section 8.2.9 and the Target, if a Person, shall have executed a joinder agreement in accordance with the terms of Section 8.2.9;

(c)

the Lender shall have received not less than thirty (30) days prior to the consummation of any such Acquisition (i) a description of the material terms of such Acquisition, (ii) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date, and (iii) consolidated projected income statements of the Borrower and its Subsidiaries (giving effect to such Acquisition);

(d)	[reserved];
(e)

such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Loan Party and the Target; and

(f)

the amount of any cash paid and the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by the Borrower or any Subsidiary in connection with such Acquisition (i) in connection with any single Acquisition shall not exceed $5,000,000 and (ii) for all Acquisitions made during the term of this Agreement shall not exceed $10,000,000; provided further that any earnouts or similar deferred or contingent obligations of any Borrower in connection with such Acquisition shall be subordinated to the Obligations in a manner and to the extent reasonably satisfactory to the Lender.

Permitted Investments shall mean:

(i)direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(ii)commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor's or P-1 by Moody's Investors Service, Inc. on the date of acquisition;

(iii)demand deposits, time deposits or certificates of deposit maturing within one year in national or state chartered commercial banks;

(iv)money market or mutual funds whose investments are limited to those types of investments described in clauses (i)‑(iii) above;

(v)investments made under the Cash Management Agreements;

(vi)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(vii)Investments consisting of deposit accounts in which Bank has a perfected security interest;

(viii)Investments accepted in connection with Transfers permitted by Section 8.2.7;

(ix)Investments (i) by Borrower in Subsidiaries not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year and (ii) by Subsidiaries in other Subsidiaries not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year or in Borrower;

(x)Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(xi)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(xii)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary.

(xiii)Investments consisting of Permitted Acquisitions;

(xiv)Investments consisting of Swaps entered into to hedge risks of Borrower and not for speculative purposes; and

(xv)other Investments in an aggregate principal amount not to exceed $500,000.

Permitted Liens shall mean:

(i)Liens for taxes, assessments, or similar charges which are not yet due and payable;

(ii)Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

(iii)Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv)Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money or as security for Hedge Liabilities or margining related to commodities hedges) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v)Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi)Liens, security interests and mortgages in favor of the Lender and its Affiliates securing the Obligations (including Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, and Other Lender Provided Financial Services Obligations);

(vii)Any Lien existing on the date of this Agreement and described on Schedule 1.1(P) to the Disclosure Letter, as the same may be amended or renewed from time to time, provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(viii)Purchase Money Security Interests and capitalized leases permitted in Section 8.2.13 [Capital Expenditures and Leases]; provided that (i) the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests and capitalized leases shall not exceed $500,000 in the aggregate (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.1(P) to the Disclosure Letter), and (ii) such Liens shall be limited to the assets acquired with such purchase money financing or leased pursuant to such capital lease;

(ix)The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(1)claims or Liens for taxes, assessments or charges due and payable and subject to interest and penalty; provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2)claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3)claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4)Liens resulting from final judgments or orders described in Section 9.1.7 [Final Judgments or Orders];

(x)(i) non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States and (ii) exclusive licenses of Intellectual Property of the Borrower relating to lines of business for which the Borrower has exited, including, without limitation, Intellectual Property licenses related to indoor gunshot detection; and

(xi)Liens on assets of Borrower and its Subsidiaries not otherwise permitted above so long as the aggregate amount of obligations subject to such Liens does not immediately after giving effect to the incurrence of such obligations exceed $500,000.00.

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

Prime Rate shall mean the interest rate per annum announced from time to time by the Lender at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Lender.  Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

Principal Office shall mean the main banking office of the Lender in Portland, Oregon.

Prior Security Interest shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the Collateral which is subject only to statutory Liens for taxes not yet due and payable or Purchase Money Security Interests.

PTE shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal "Money Rates" listing under the caption "London Interbank Offered Rates" for a one, two or three month period, as the case may be (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one, two or three month period, as the case may be, as published in another publication selected by the Lender).

Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

Qualified ECP Loan Party shall mean each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a "commodity pool" as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a "letter of credit or keepwell, support, or other agreement" for purposes of Section 1a(18)(A)(v)(II) of the CEA.

Receivables shall mean and include, as to the Borrower, all of the Borrower's accounts, contract rights, instruments (including those evidencing indebtedness owed to Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to the Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to the Lender hereunder.

Recipient shall mean the Lender.

Reimbursement Obligation shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

Related Parties shall mean, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

Relief Proceeding shall mean any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

Reportable Compliance Event shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

Revolving Credit Commitment shall mean, as to the Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) to the Disclosure Letter in the column labeled "Amount of Commitment for Revolving Credit Loans," as such Commitment is thereafter assigned or modified.

Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lender to the Borrower pursuant to Section 2.1 [Revolving Credit Commitments] or Section 2.9.3 [Disbursements, Reimbursement].

Revolving Facility Usage shall mean at any time the sum of the outstanding Revolving Credit Loans and the Letter of Credit Obligations.

Sanctioned Country shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

Sanctioned Person shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

Security Agreement shall mean the Security Agreement in substantially the form of Exhibit 1.1(S) executed and delivered by each of the Loan Parties to the Lender.

Solvent shall mean, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business,

(iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Standard & Poor's shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

Statements shall have the meaning specified in Section 6.1.6(i) [Historical Statements].

Subsidiary of any Person at any time shall mean any corporation, trust, partnership, limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, or (ii)  which is controlled or capable of being controlled by such Person or one or more of such Person's Subsidiaries.

Subsidiary Equity Interests shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].

Swap shall mean any "swap" as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

Swap Obligation shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender Provided Interest Rate Hedge, or a Lender Provided Foreign Currency Hedge.

Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

UCP shall have the meaning specified in Section 10.11.1 [Governing Law].

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

U.S. Person shall mean any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate has the meaning specified in Section 5.6.8 [Status of Lenders].

Withholding Agent shall mean any Loan Party and the Lender.

1.2Construction.

  Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation"; (ii) the words "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person's successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding," and "through" means "through and including"; (vii) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall constitute references to Pacific Time.

1.3Accounting Principles; Changes in GAAP.

  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing Statements referred to in Section 6.1.6(i) [Historical Statements].

2.REVOLVING CREDIT LOAN FACILITY

2.1Revolving Credit Commitments.

2.1.1Revolving Credit Loans.

  Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, the Lender agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof through the Availability Period; provided that after giving effect to each such Revolving Credit Loan (i) the aggregate amount of Revolving Credit Loans shall not exceed the lesser of (A) the Commitment minus outstanding Letter of Credit Obligations and (B) the Borrowing Base

minus outstanding Letter of Credit Obligations; and (ii) the Revolving Facility Usage shall not exceed the lesser of (A) the Revolving Credit Commitments or (B) the Borrowing Base. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1. The Lender shall have no obligation to make Revolving Credit Loans hereunder on or after the Availability Period.

2.2[Intentionally Omitted].

2.3Loan Fee.

  On or before the Closing Date, and on or before each anniversary thereof, the Borrower agrees to pay to the Lender a nonrefundable loan fee (the "Loan Fee") in the amount of $10,000.00.

2.4Termination or Reduction of Revolving Credit Commitments.

  The Borrower shall have the right, upon not less than three (3) Business Days' notice to the Lender, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate the lesser of (A) the Revolving Credit Commitments or (B) the Borrowing Base.  Any such reduction shall be in an amount equal to $100,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.  Any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Loan Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.7 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the lesser of (A) the Revolving Credit Commitments as so reduced or terminated or (B) the Borrowing Base.  Any notice to reduce the Revolving Credit Commitments under this Section 2.4 shall be irrevocable.

2.5Revolving Credit Loan Requests.

2.5.1Revolving Credit Loan Requests.

  Except as otherwise provided herein, the Borrower may from time to time prior to the end of the Availability Period request the Lender to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Lender, not later than 10:00 a.m., (i) two (2) Business Days, or such shorter period as may be agreed to by the Lender, prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Loans; and (ii) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a "Loan Request"), it being understood that the Lender may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Loans comprising each

Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $50,000 and not less than $100,000 for each Borrowing Tranche under the LIBOR Rate Option, and (y) integral multiples of $1,000 and not less than $50,000 for each Borrowing Tranche under the Base Rate Option.

2.6Making Revolving Credit Loans; Repayment of Revolving Credit Loans.

2.6.1Making Revolving Credit Loans.

  The Lender shall, after receipt by it of a Loan Request pursuant to Section 2.5 [Revolving Credit Loan Requests], remit the principal amount of each Revolving Credit Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date.

2.6.2Repayment of Revolving Credit Loans.

  The Borrower shall repay the Revolving Credit Loans, together with all outstanding interest thereon, on the Expiration Date or upon acceleration thereof.

2.7Notes.

  The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to it by the Lender, together with interest thereon, shall be evidenced by a revolving credit Note, dated the Closing Date payable to the order of the Lender in a face amount equal to the Revolving Credit Commitment.

2.8Use of Proceeds.

  The proceeds of the Loans shall be used for working capital, equipment acquisition, Permitted Acquisitions, letters of credit and other general corporate purposes.

2.9Letter of Credit Subfacility.

2.9.1Issuance of Letters of Credit.

  The Borrower or any Loan Party may at any time during the Availability Period request the issuance of a standby letter of credit (each a "Letter of Credit") for its own account or the account of another Loan Party or any Subsidiary, or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically, or having such other Loan Party deliver or transmit electronically to the Lender a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as the Lender may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by the Lender, in advance of the proposed date of issuance.  The Borrower or any Loan Party shall authorize and direct the Lender to name the Borrower or any Loan Party or any Subsidiary as the "Applicant" or "Account Party" of each Letter of Credit.  The Lender shall be under no obligation to issue a trade or commercial letter of credit.

2.9.1.1Unless the Lender has received notice from any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof, the Lender or any of the Lender's Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) subject to Section 2.9.1.3 in no event expire later than the Expiration Date and provided further that in no event shall (i) the Letter of

Credit Obligations exceed, at any one time, $3,000,000.00 (the "Letter of Credit Sublimit") or (ii) the Revolving Facility Usage exceed, at any one time, the lesser of (A) the Revolving Credit Commitments or (B) the Borrowing Base.  Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Section 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit.  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the Lender will also deliver to the Borrower a true and complete copy of such Letter of Credit or amendment.

2.9.1.2Notwithstanding Section 2.9.1.1, the Lender shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing the Letter of Credit, or any Law applicable to the Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Lender in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of the Lender applicable to letters of credit generally.

2.9.1.3If the Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Letter of Credit Borrowing, or (ii) if, on the Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations.  The Borrower hereby grants to the Lender, a security interest in all cash collateral pledged pursuant to this Section or otherwise under this Agreement.

2.9.2Letter of Credit Fees.

  The Borrower shall pay to the Lender for its own account a fronting fee equal to 2.00% per annum on the daily amount available to be drawn under each Letter of Credit.  All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable quarterly in advance on each Payment Date following issuance of each Letter of Credit.  The Borrower shall also pay to the Lender for its own account the Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.9.3Disbursements; Reimbursement.

2.9.3.1In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Lender will promptly notify the Borrower thereof.  Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Lender shall sometimes be referred to as a "Reimbursement Obligation") the Lender prior to 5:00 p.m. on each date that an amount is paid by the Lender under any Letter of Credit (each such date, a "Drawing Date") by paying to the Lender an amount equal to the amount so paid by the Lender.  In the event the Borrower fails to reimburse the Lender for the full amount of any drawing under any Letter of Credit by 5:00 p.m. on the Drawing Date, the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lender under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements.  Any notice given by the Lender pursuant to this Section 2.9.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.9.3.2With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.9.3.1, because of the Borrower's failure to satisfy the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the Lender a borrowing (each a "Letter of Credit Borrowing") in the amount of such drawing.  Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option.

2.9.4Documentation.

  Each Loan Party agrees to be bound by the terms of the Lender's application and agreement for letters of credit and the Lender's written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party's own.  In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.9.5Determinations to Honor Drawing Requests.

  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.9.6Reimbursement Obligations.

  The Obligations of the Borrower to reimburse the Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 under all circumstances, including the following circumstances:

(i)any set-off, counterclaim, recoupment, defense or other right which any Loan Party may have against the Lender or any of its Affiliates or any other Person for any reason whatsoever;

(ii)the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1 [Revolving Credit Commitments], 2.5 [Revolving Credit Loan Requests], 2.6 [Making Revolving Credit Loans] or 7.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing under Section 2.9.3 [Disbursements, Reimbursement];

(iii)any lack of validity or enforceability of any Letter of Credit;

(iv)any claim of breach of warranty that might be made by any Loan Party or the Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or the Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Lender or its Affiliates or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v)the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Lender or any of its Affiliates has been notified thereof;

(vi)payment by the Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)any failure by the Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Lender has received written notice from such Loan Party of such failure within three Business Days after the Lender shall have furnished such Loan Party a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)any adverse change in the business, operations, properties, assets or condition (financial or otherwise) of any Loan Party or Subsidiaries of a Loan Party;

(x)any breach of this Agreement or any other Loan Document by any party thereto;

(xi)the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii)the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii)the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.9.7Indemnity.

  The Borrower hereby agrees to protect, indemnify, pay and save harmless the Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of the gross negligence or willful misconduct of the Lender as determined by a final non-appealable judgment of a court of competent jurisdiction.

2.9.8Liability for Acts and Omissions.

  As between any Loan Party and the Lender, or the Lender's Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, the Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Lender's or its Affiliates rights or powers hereunder.  Nothing in the preceding sentence shall relieve the Lender from liability for the Lender's gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  In no event shall the Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys' fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Lender or its Affiliate in any way related to any order issued at the applicant's request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an "Order") and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Lender or its Affiliates under any resulting liability to the Borrower.

2.10Increase in Revolving Credit Commitments.

2.10.1Increasing Lender.

  The Borrower may, at any time during the Availability Period, request that the Lender increase its Revolving Credit Commitment up to $25,000,000.00 (or such greater amount as agreed with Lender), subject to the following terms and conditions:

2.10.2No Obligation to Increase.

  The Lender shall not be obligated to increase its Revolving Credit Commitment and any increase in the Revolving Credit Commitment by the Lender shall be in its sole discretion.

2.10.3Defaults.

  There shall exist no Events of Default on the effective date of such increase both before and after giving effect to such increase.

2.10.4Resolutions; Opinion.

  The Loan Parties shall deliver to the Lender on or before the effective date of such increase the following documents in a form reasonably acceptable to the Lender: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Revolving Credit Commitment has been approved by such Loan Parties, and (2) an opinion of counsel addressed to the Lender addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Loan Parties.

2.10.5Notes.

  The Borrower shall execute and deliver to the Lender a replacement revolving credit Note reflecting the new amount of the Lender's Revolving Credit Commitment after giving effect to the increase (and the prior Note issued to the Lender shall be deemed to be terminated).

3.[INTENTIONALLY OMITTTED]

4.INTEREST RATES

4.1Interest Rate Options.

  The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than five (5) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrower may not request, convert to, or renew the LIBOR Rate Option for any Loans and the Lender may demand that all existing Borrowing Tranches bearing interest under the LIBOR Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrower to pay any indemnity under Section 5.7 [Indemnity] in connection with such conversion.

4.1.1Revolving Credit Interest Rate Options.

  The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(i)Revolving Credit Base Rate Option:  A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii)Revolving Credit LIBOR Rate Option:  A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate as determined for each applicable Interest Period plus two percent (2.00%).

4.1.2Rate Quotations.

  The Borrower may call the Lender on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Lender nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.2Interest Periods.

  At any time when the Borrower shall select, convert to or renew a LIBOR Rate Option, the Borrower shall notify the Lender thereof at least two (2) Business Days, or such shorter period as may be agreed to by the Lender, prior to the effective date of such LIBOR Rate Option by delivering a Loan Request.  The notice shall specify an Interest Period during which such Interest Rate Option shall apply.  Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:

4.2.1Amount of Borrowing Tranche.

  Each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples of, and not less than, the respective amounts set forth in Section 2.5.1 [Revolving Credit Loan Requests]; and

4.2.2Renewals.

  In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.3Interest After Default.

  To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, at the discretion of Lender:

4.3.1Letter of Credit Fees, Interest Rate.

  The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum;

4.3.2Other Obligations.

  Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Revolving Credit Loans under the Base Rate Option plus an additional 2.00% per annum from the time such Obligation becomes due and payable and until it is Paid In Full; and

4.3.3Acknowledgment.

  The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lender is entitled to additional compensation for such risk; and all such interest shall be payable by the Borrower upon demand by the Lender.

4.4LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

4.4.1Unascertainable.

  If on any date on which a LIBOR Rate would otherwise be determined, the Lender shall have determined that:

(i)adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or

(ii)a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate,

then the Lender shall have the rights specified in Section 4.4.3 [Lender's Rights].

4.4.2Illegality; Increased Costs; Deposits Not Available.

  If at any time the Lender shall have determined that:

(i)the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by the Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii)such LIBOR Rate Option will not adequately and fairly reflect the cost to the Lender of the establishment or maintenance of any such Loan, or

(iii)after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to the Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Lender shall have the rights specified in Section 4.4.3 [Lender's Rights].

4.4.3Lender's Rights.

  In the case of any event specified in Section 4.4.1 [Unascertainable] above, the Lender shall promptly so notify the Borrower thereof, and in the case of an event specified in Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available] above, the Lender shall so notify the Borrower thereof and endorse a certificate to such notice as to the specific circumstances of such notice.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lender to allow the Borrower to select, convert to or renew a LIBOR Rate Option shall be suspended until the Lender shall have later notified the Borrower of the Lender's determination that the circumstances giving rise to such previous determination no longer exist.  If at any time the Lender makes a determination under Section 4.4.1 [Unascertainable] and the Borrower has previously notified the Lender of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans.  If the Lender notifies the Borrower of a determination under Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrower shall, subject to the Borrower's indemnification Obligations under Section 5.7 [Indemnity], as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.3 [Voluntary Prepayments].  Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

4.4.4Successor LIBOR Rate Index.

(i)If the Lender determines (which determination shall be final and conclusive, absent manifest error) that either (a) (i) the circumstances set forth in Section 4.4.1 have arisen and are unlikely to be temporary, or (ii) the circumstances set forth in Section

4.4.1 have not arisen but the applicable supervisor or administrator (if any) of the LIBOR Rate or an Official Body having jurisdiction over the Lender has made a public statement identifying the specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (either such date, a "LIBOR Termination Date"), or (b) a rate other than the LIBOR Rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Lender may (in consultation with the Borrower) choose a replacement index for the LIBOR Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR Rate-based interest rate in effect prior to its replacement.

(ii)The Lender and the Borrower shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Lender, for the implementation and administration of the replacement index-based rate.

(iii)Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR Rate-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from the LIBOR Rate to the replacement index and (y) yield- or risk-based differences between the LIBOR Rate and the replacement index.

(iv)Until an amendment reflecting a new replacement index in accordance with this Section 4.4.4 is effective, each advance, conversion and renewal of a Loan under the LIBOR Rate Option will continue to bear interest with reference to the LIBOR Rate; provided however, that if the Lender determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all Loans as to which the LIBOR Rate Option would otherwise apply shall automatically be converted to the Base Rate Option until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(v)Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

4.5Selection of Interest Rate Options.

  If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, as applicable to Revolving Credit Loans be, commencing upon the last day of the existing Interest Period.

5.PAYMENTS

5.1Payments.

  All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees or other fees or amounts due from the Borrower hereunder shall be payable prior to 5:00 p.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue.  Such payments shall be made to the Lender at the Principal Office for the account of Umpqua Bank with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds.  The Lender's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement.

5.2Interest Payment Dates.

  Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date.  Interest on Loans to which the LIBOR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans.  Interest on mandatory prepayments of principal under Section 5.4 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due.  Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).

5.3Voluntary Prepayments.

5.3.1Right to Prepay.

  The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.5 [Increased Costs] and Section 5.7 [Indemnity]).  Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Lender by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans, setting forth the following information:

(x)the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(y)a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and

(z)the total principal amount of such prepayment, which shall not be less than the lesser of (i) the Revolving Facility Usage attributable to the tranche subject to the prepayment or (ii) $50,000 for any Revolving Credit Loan.

All prepayment notices shall be irrevocable.  The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made.  Any prepayment hereunder shall be subject to the Borrower's Obligation to indemnify the Lenders under Section 5.7 [Indemnity].

5.3.2Designation of a Different Lending Office

(a) Designation of Different Lending Office. (a) If the Lender requests compensation under Section 5.5 [Increased Costs], or the Borrower is or will be required to pay any Indemnified Taxes or additional amounts to the Lender or any Official Body for the account of the Lender pursuant to Section 5.6 [Taxes], then the Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.5 [Increased Costs] or Section 5.6 [Taxes], as the case may be, in the future, and (ii) would not subject the Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to the Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment

(b) [Reserved].

5.4Mandatory Prepayments.

5.4.1Borrowing Base Exceeded.

  Whenever the outstanding principal balance of Revolving Credit Loans plus the aggregate undrawn face amount of outstanding Letters of Credit issued pursuant to Section 2.9 exceed the Borrowing Base, the Borrower shall make, within five (5) Business Days after the Borrower learns of such excess and whether or not the Lender has given notice to such effect, a mandatory prepayment of principal equal to the excess of the outstanding principal balance of the Revolving Credit Loans over the Borrowing Base, together with accrued interest on such principal amount.

5.4.2Application Among Interest Rate Options.

  All prepayments required pursuant to this Section 5.4 shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to Loans subject to a LIBOR Rate Option.  In accordance with Section 5.7 [Indemnity], the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a LIBOR Rate Option on any day other than the last day of the applicable Interest Period.

5.5Increased Costs.

5.5.1Increased Costs Generally.

  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by the Lender or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to the Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to the Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Recipient hereunder (whether of principal, interest or any other amount) then, upon request of the Recipient, the Borrower will pay to the Recipient such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

5.5.2Capital Requirements.

  If the Lender determines that any Change in Law affecting the Lender or any lending office of the Lender or the Lender's holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender's capital or on the capital of the Lender's or the Lender's holding company, if any, as a consequence of this Agreement, the Commitments of the Lender or the Loans made by the Lender, or the Letters of Credit issued by the Lender, to a level below that which or the Lender or the Lender's holding company could have achieved but for such Change in Law (taking into consideration the Lender's policies and the policies of the Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay the Lender such additional amount or amounts as will compensate r the Lender or the Lender's holding company for any such reduction suffered.

5.5.3Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans.

  A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in Sections 5.5.1 [Increased Costs Generally] or 5.5.2 [Capital Requirements] and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

5.5.4Delay in Requests.

  Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender's or the Lender's right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

5.6Taxes.

5.6.1Lender.

  For purposes of this Section 5.6, the term "Lender" includes the Lender and the term "applicable Law" includes FATCA.

5.6.2Payments Free of Taxes.

  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.6 [Taxes]) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

5.6.3Payment of Other Taxes by the Loan Parties.

  The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

5.6.4Indemnification by the Loan Parties.

  The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.6 [Taxes]) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body; provided that the Loan Parties shall not be required to compensate any Recipient pursuant to this Section 5.6.4 [Indemnification by the Loan Parties] for any interest, additions to tax or penalties that accrue after 180 days after the date such Recipient first receives notice of the relevant Indemnified Taxes. Any Recipient claiming indemnity pursuant to this Section 5.6.4 [Indemnification by the Loan Parties] shall notify the Loan Parties of the imposition of the relevant Indemnified Taxes as soon as practicable after the Recipient becomes aware of such imposition.  A certificate as to the amount of such payment or liability delivered to the Borrower (together with a reasonable explanation thereof) by a Lender shall be conclusive absent manifest error.

5.6.5Evidence of Payments.

  As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.6 [Taxes], such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

5.6.6Treatment of Certain Refunds.

  If any party determines, in its sole discretion exercised in good faith, that it has received a refund (for this purpose, including credits in lieu of a refund) of any Taxes as to which it has been indemnified pursuant to this Section 5.6 [Taxes] (including by the payment of additional amounts pursuant to this Section 5.6 [Taxes]), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.6 [Taxes] with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund).  Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.6.6 [Treatment of Certain Refunds] (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body.  Notwithstanding anything to the contrary in this Section 5.6.6 [Treatment of Certain Refunds]), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.6.6 [Treatment of Certain Refunds] the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

5.6.7Survival.

  Each party's obligations under this Section 5.6 [Taxes] shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

5.6.8Status of Lenders.

  Reference is hereby made to Schedule 5.6.8.

5.7Indemnity.

  In addition to the compensation or payments required by Section 5.5 [Increased Costs]or Section 5.6 [Taxes], the Borrower shall indemnify the Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which the Lender sustains or incurs as a consequence of any:

(i)payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(ii)attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.3 [Voluntary Prepayments], or

If the Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by the Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as the Lender shall deem reasonable) to be necessary to indemnify the Lender for such loss or expense.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by the Borrower to the Lender ten (10) Business Days after such notice is given.

6.REPRESENTATIONS AND WARRANTIES

6.1Representations and Warranties.

  The Loan Parties, jointly and severally, represent and warrant to the Lender as follows:

6.1.1Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default.

  Each Loan Party and each Subsidiary of each Loan Party (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 6.1.1 to the Disclosure Letter and in all other jurisdictions where failure to be so licensed or qualified would reasonably be expected to cause a Material Adverse Change, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (v) is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.14 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change, and (vi) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens.  No Event of Default or Potential Default exists or is continuing.

6.1.2Subsidiaries and Owners; Investment Companies.

  The Certificate of Beneficial Ownership executed and delivered to the Lender on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. The Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Loan Documents.  Schedule 6.1.2 to the Disclosure Letter states (i) the name of each of the Borrower's Subsidiaries, its jurisdiction of organization and the amount, percentage and type of equity interests in such Subsidiary (the "Subsidiary Equity Interests"), (ii) the name of each Beneficial Owner of the Borrower, including the amount, percentage and type of such equity interest (the "Borrower Equity Interests"), and (iii) any options, warrants or other rights outstanding to purchase any such equity interests referred to in clause (i) or (iii) (collectively the "Equity Interests").  The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable.  None of the Loan Parties or Subsidiaries of any Loan Party is an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an "investment company" as such terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control."

6.1.3Validity and Binding Effect.

  This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms.

6.1.4No Conflict; Material Agreements; Consents.

  Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents).  There is no default under such material agreement (referred to above) and none of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could result in a Material Adverse Change.  Other than as expressly contemplated in the Loan Documents, no consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents.

6.1.5Litigation.

  There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened in writing against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Official Body which individually or in the aggregate may result in any Material Adverse Change.  None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which may result in any Material Adverse Change.

6.1.6Financial Statements.

(i)Historical Statements.  The Borrower has delivered to the Lender copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended December 31, 2017.  In addition, the Borrower has delivered to the Lender copies of its unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended June 30, 2018 (all such annual and interim statements being collectively referred to as the "Statements").  The Statements were compiled from the books and records maintained by the Borrower's management, are correct and complete and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to normal year-end audit adjustments.

(ii)Accuracy of Financial Statements.  Neither the Borrower nor any Subsidiary of the Borrower has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which may cause a Material Adverse Change.  Since December 31, 2017, no Material Adverse Change has occurred.

6.1.7Margin Stock.

  None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System).  No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.  None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

6.1.8Full Disclosure.

  Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.  There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Party or Subsidiary of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Lender prior to or at the date hereof in connection with the transactions contemplated hereby.

6.1.9Taxes.

  All federal, state, material local and non-U.S. income and other material tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that (i) such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made or (ii) failure to file or pay such taxes, fees, assessments and other governmental charges would not reasonably be expected to result in a Material Adverse Change.

6.1.10Patents, Trademarks, Copyrights, Licenses, Etc.

  Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others in each case except to the extent would not reasonably be expected to result in a Material Adverse Change.

6.1.11Liens in the Collateral.

  The Liens in the Collateral granted to the Lender pursuant to the Security Agreement (the "Collateral Documents") constitute and will continue to constitute Prior Security Interests.  All filing fees and other expenses in connection with the perfection of such Liens have been or will be paid by the Borrower.

6.1.12Insurance.

  The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage (in the Borrower’s reasonable determination) from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries.  Each Loan Party has taken all actions required under the Flood Laws, including, but not limited to, providing the Lender with the address and/or GPS coordinates of each structure located upon any real property that will be subject to a mortgage in favor of the Lender, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

6.1.13ERISA Compliance.

(i)Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws.  Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Pension Plan is so qualified, or such Pension Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan,  or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto; and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Borrower and each member of the ERISA Group have made all required contributions to each Pension Plan subject to Sections 412 or 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Pension Plan.

(ii)No ERISA Event has occurred or is reasonably expected to occur; (a) no Pension Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Pension Plan's assets, determined pursuant to the assumptions used for funding the Pension Plan for the applicable plan year in accordance with Section 430 of the Code); (b) neither Borrower nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (c) neither Borrower nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; (d) neither Borrower nor any member of the ERISA Group has received notice pursuant to

Section 4242(a)(1)(B) of ERISA that a Multiemployer Plan is in reorganization and that additional contributions are due to the Multiemployer Plan pursuant to Section 4243 of ERISA; and (e) neither Borrower nor any member of the ERISA Group has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

6.1.14Environmental Matters.

  Each Loan Party is and, to the knowledge of each respective Loan Party and each of its Subsidiaries is and has been in compliance with applicable Environmental Laws except as disclosed on Schedule 6.1.14 to the Disclosure Letter; provided that such matters so disclosed could not in the aggregate result in a Material Adverse Change.

6.1.15Solvency.

  On the Closing Date and after giving effect to the initial Loans hereunder, the Loan Parties, on a consolidated basis, are Solvent.

6.1.16Anti-Terrorism Laws; EEA Financial Institution.

(i)  (i) No Covered Entity is a Sanctioned Person, and (ii) no Covered Entity, either in its own right or through any third party, (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.  No Loan Party is an EEA Financial Institution.

6.2Updates to Disclosure Letter.

  Should any of the information or disclosures provided on any of the schedules to the Disclosure Letter attached hereto become outdated or incorrect in any material respect, the Borrower shall promptly provide Lender in writing with such revisions or updates to such schedule as may be necessary or appropriate to update or correct same.  No schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such schedule be deemed to have been cured thereby, unless and until the Lender in its sole and absolute discretion, shall have accepted in writing such revisions or updates to such schedule.

7.CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of the Lender to make Loans and to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

7.1First Loans and Letters of Credit.

7.1.1Deliveries.

  On the Closing Date, the Lender shall have received each of the following in form and substance satisfactory to the Lender:

(i)A certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (w) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct in all material respects, (x) the

Loan Parties are in compliance with each of the covenants and conditions hereunder, (y) no Event of Default exists, and (z) no Material Adverse Change has occurred since the date of the last audited financial statements of the Borrower delivered to the Lender;

(ii)A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (a) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized;

(iii)This Agreement and each of the other Loan Documents signed by an Authorized Officer and all appropriate financing statements;

(iv)[Reserved].

(v)Evidence that adequate insurance, including flood insurance, if applicable, required to be maintained under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance satisfactory to the Lender and its counsel naming the Lender as additional insured, mortgagee and lender loss payee, and evidence that the Loan Parties have taken all actions required under the Flood Laws and/or requested by the Lender to assist in ensuring that the Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing the Lender with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of the Lender, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral;

(vi)All material consents required to effectuate the transactions contemplated hereby;

(vii)A Lien search in acceptable scope and with acceptable results;

(viii)an executed Certificate of Beneficial Ownership in form and substance acceptable to the Lender, and such other documentation and other information requested in connection with applicable "know your customer" and anti-money laundering rules and regulations, including the USA Patriot Act; and

(ix)Such other documents in connection with such transactions as the Lender or its counsel may reasonably request.

7.1.2Payment of Fees.

  The Borrower shall have paid all fees and expenses payable on or before the Closing Date as required by this Agreement or any other Loan Document.

7.2Each Loan or Letter of Credit.

  At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) the representations, warranties of the Loan Parties shall then be true and correct, (ii) no Event of Default shall have occurred and be continuing, (iii) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or the Lender, and (iv) the Borrower shall have delivered to the Lender a duly executed and completed Loan Request or an application for a Letter of Credit, as the case may be.

8.COVENANTS

The Loan Parties, jointly and severally, covenant and agree that until Payment In Full, the Loan Parties shall comply at all times with the following covenants:

8.1Affirmative Covenants.

8.1.1Preservation of Existence, Etc.

  Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 8.2.6 [Liquidations, Mergers, Etc.].

8.1.2Payment of Liabilities, Including Taxes, Etc.

  Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all material taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including material taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

8.1.3Maintenance of Insurance.

  Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers' compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Lender.  The Loan Parties shall comply with the covenants and provide endorsements naming Lender as loss payee and additional insured relating to property and related insurance policies covering the Collateral (with coverage in the minimum amount of $2,000,000 and deductibles not to exceed $10,000 or as otherwise agreed to by the Lender).  Each Loan Party shall take all actions necessary to assist in ensuring that the Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing the Lender with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of the Lender, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

8.1.4Maintenance of Properties and Leases.

  Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof except to the extent any failure to maintain any such property could not reasonably be expected to cause a Material Adverse Change.

8.1.5Visitation Rights.

  Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Lender to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as the Lender may reasonably request, provided that the Lender, shall provide the Borrower with reasonable notice prior to any visit or inspection.

8.1.6Keeping of Records and Books of Account.

  The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

8.1.7Compliance with Laws; Use of Proceeds.

  Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 8.1.7 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.  The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 2.8 [Use of Proceeds] and as permitted by applicable Law.

8.1.8Further Assurances.

  Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Lender's Lien on and Prior Security Interest in the Collateral and all other real and personal property of the Loan Parties whether now owned or hereafter acquired as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Lender in its sole discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

8.1.9Anti-Terrorism Laws; International Trade Law Compliance.

  (a) No Covered Entity will become a Sanctioned Person, (b) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (c) the funds used to repay the Obligations will not be derived from any unlawful activity, (d) each Covered Entity shall comply with  all Anti-Terrorism Laws, and (e) the Borrower shall promptly notify the Lender in writing upon the occurrence of a Reportable Compliance Event.

8.1.10Keepwell.

  Each Qualified ECP Loan Party jointly and severally (together with each other Qualified ECP Loan Party) hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non‑Qualifying Party's obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 8.1.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.1.10, or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Loan Party under this Section 8.1.10 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the other Loan Documents.  Each Qualified ECP Loan Party intends that this Section 8.1.10 constitute, and this Section 8.1.10 shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support, or other agreement" for the benefit of each other Loan Party for all purposes of Section 1a(18(A)(v)(II) of the CEA.

8.1.11Certificate of Beneficial Ownership and Other Additional Information.

  Each Loan Party shall provide to the Lender: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Lender, (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to the Lender, when the individual(s) to be identified as a Beneficial Owner have changed, and (iii) such other information and documentation as may reasonably be requested by the Lender from time to time for purposes of compliance by the Lender with applicable laws (including without limitation the USA Patriot Act and other "know your customer" and anti-money laundering rules and regulations), and any policy or procedure implemented by the Lender to comply therewith.

8.1.12Post-Closing Deliverables.

  On or before 90 days following the Closing Date, the Borrower shall have delivered to the Lender an executed landlord's waiver, in form and substance satisfactory to the Lender, in connection with the Borrower’s leased premises in Newark, California.

8.1.13Banking Relationship.

  The Borrower covenants and agrees, at all times during the term of this Agreement, to utilize the Bank as its primary bank of account and depository for all financial services, including all receipts, disbursements, cash management and service; provided that nothing in this Section 8.1.3 shall be interpreted to restrict the Borrower from maintaining any deposit or securities accounts with financial institutions other than the Bank.

8.2Negative Covenants.

8.2.1Indebtedness.

  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i)Indebtedness under the Loan Documents;

(ii)Senior unsecured convertible notes up to an aggregate principal amount of $100,000,000; provided, that (A) the terms of the unsecured convertible notes are satisfactory to the Lender in its reasonable discretion and (B) both before and after giving effect to the issuance of such unsecured convertible notes, no Event of Default shall have occurred;

(iii)Existing Indebtedness as set forth on Schedule 8.2.1 to the Disclosure Letter (including any extensions or renewals thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 8.2.1 to the Disclosure Letter;

(iv)Indebtedness incurred with respect to Purchase Money Security Interests and capitalized leases as and to the extent permitted under Section 8.2.13 [Capital Expenditures];

(v)Other existing Indebtedness relating to any Permitted Lien set forth on Schedule 1.1(P) to the Disclosure Letter and not otherwise disclosed on Schedule 8.2.1 to the Disclosure Letter as described in the above clause (iii);

(vi)Indebtedness of a Loan Party to another Loan Party which is subordinated pursuant to an Intercompany Subordination Agreement;

(vii)Any (i) Lender Provided Interest Rate Hedge, (ii) Lender Provided Foreign Currency Hedge, (ii) other Interest Rate Hedge or Foreign Currency Hedge approved by the Lender or (iii) Indebtedness under any Other Lender Provided Financial Services Product; provided however, the Loan Parties shall enter into an Interest Rate Hedge or Foreign Currency Hedge only for hedging (rather than speculative) purposes;

(viii)Indebtedness representing installment insurance premiums owing in the ordinary course of business;

(ix)Indebtedness representing deferred compensation, severance, pension, and health and welfare retirement benefits or the equivalent to current and former employees of Borrower and its Subsidiaries incurred in the ordinary course of business or existing on the Closing Date;

(x)Indebtedness under bid bonds, performance bonds, surety bonds and similar obligations, in each case, incurred by Borrower or any Subsidiary in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such bid bonds, performance bonds, surety bonds and similar obligations;

(xi)Indebtedness consisting of earn-outs or deferred payments or similar payments in connection with any Permitted Acquisition;

(xii)other Indebtedness of Borrower and its Subsidiaries in an aggregate outstanding principal amount not in excess of $500,000.00.

8.2.2Liens; Lien Covenants.

  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, including, without limitation, any intellectual property, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

8.2.3Guaranties.

  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for Guaranties of Indebtedness of the Loan Parties permitted hereunder.

8.2.4Loans and Investments.

  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i)trade credit extended on usual and customary terms in the ordinary course of business;

(ii)advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iii)Permitted Investments; and

(iv)loans, advances and investments in other Loan Parties.

8.2.5Dividends and Related Distributions.

  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of Capital Stock, on account of the purchase, redemption, retirement or acquisition of its shares of Capital Stock (or warrants, options or rights therefor), except (i) dividends or other distributions payable to another Loan Party; (ii) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person; (iii) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof and may make payments in cash for any fractional units upon such conversion or in connection with the exercise or conversion of warrants or other securities; (iv) Borrower may repurchase its Capital Stock or common Equity Interests up to the lesser amount of (A) $5,000,000 and (B) 50% of Liquidity per Section 8.2.15, provided (A) such action is approved by the board or directors of the Borrower and, (B) giving pro forma effect to such repurchase, Borrower remains in compliance with Sections 8.2.14 through 8.2.16, and (v) the Borrower may make additional repurchases otherwise permitted in clause (iv) above in excess of $5,000,000 and any other distributions up to the Available Basket Amount (after giving effect to any prior repurchases in reliance on this clause (v) which shall be applied to reduce the Available Basket Amount) provided (A) such action is approved by the board or directors of the Borrower and, (B) giving pro forma effect to such repurchase, Borrower remains in compliance with Sections 8.2.14 through 8.2.16.

8.2.6Liquidations, Mergers, Consolidations, Acquisitions.

  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or Capital Stock of any other Person; provided that (i) any Loan Party other than the Borrower may consolidate or merge into another Loan Party which is wholly-owned by one or more of the other Loan Parties, (ii) the Borrower may make Permitted Acquisitions, and (iii) the Borrower may complete the acquisition described on Schedule 8.26 of the Disclosure Letter.

8.2.7Dispositions of Assets or Subsidiaries.

  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of Capital Stock of a Subsidiary of such Loan Party), except:

(i)transactions involving the sale of inventory in the ordinary course of business;

(ii)any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party's or such Subsidiary's business;

(iii)any sale, transfer or lease of assets by any wholly owned Subsidiary of such Loan Party to another Loan Party; or

(iv)any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased within the parameters of Section 8.2.13 [Capital Expenditures and Leases]; provided such substitute assets are subject to the Lenders' Prior Security Interest.

8.2.8Affiliate Transactions.

  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm's-length terms and conditions which are fully disclosed to the Lender and is in accordance with all applicable Law.

8.2.9Subsidiaries, Partnerships and Joint Ventures.

  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to own or create directly or indirectly any Subsidiaries other than (i) any Subsidiary which has joined this Agreement as Guarantor on the Closing Date; and (ii) any Subsidiary formed after the Closing Date which joins this Agreement as a Guarantor by delivering to the Lender (A) a signed Guarantor Joinder; (B) documents in the forms described in Section 7.1 [First Loans and Letters of Credit] modified as appropriate; and (C) documents necessary to grant and perfect Prior Security Interests to the Lender in the equity interests of, and Collateral held by, such Subsidiary.  Each of the Loan Parties shall not become or agree to become a party to a Joint Venture.

8.2.10Continuation of or Change in Business.

  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the existing lines of business, substantially as conducted and operated by such Loan Party or Subsidiary during the present fiscal year, and such Loan Party or Subsidiary shall not permit any material change in such business.

8.2.11Fiscal Year.

  The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period beginning January 1st and ending December 31st.

8.2.12Changes in Organizational Documents.

  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to Capital Stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least fourteen (14) calendar days' prior written notice to the Lender.

8.2.13Capital Expenditures.

  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make any payments exceeding $10,000,000 in the aggregate in any fiscal year on account of Capital Expenditures.

8.2.14Maximum Consolidated Modified Leverage Ratio.

  The Loan Parties shall not permit the Consolidated Modified Leverage Ratio, calculated as of the end of each fiscal quarter then ended commencing September 30, 2018 and for each fiscal year then ending commencing December 31, 2018, to be more than 3.50 to 1.00.

8.2.15Minimum Liquidity.

  The Loan Parties shall maintain Liquidity with the Lender in the minimum amount of $5,000,000, of which at least an average quarterly amount of $2,000,000 shall be held in a demand deposit account, as determined as of the end of each fiscal quarter then ended commencing September 30, 2018 and for each fiscal year then ending commencing December 31, 2018.  For purposes hereof, "Liquidity" shall mean unrestricted domestic cash and cash equivalents.

8.2.16Minimum Interest Coverage Ratio.

  The Loan Parties shall not permit the Interest Coverage Ratio, calculated as of the end of each fiscal quarter then ended commencing September 30, 2018 and for each fiscal year then ending commencing December 31, 2018, to be less than 2.00 to 1.00.

8.2.17Minimum Profitability.

  The Loan Parties shall maintain a minimum net profit after taxes of at least $1.00 as determined as of the end of each fiscal quarter then ended commencing December 31, 2018; provided that this Section 8.2.17 shall no longer be in force or effect after the Borrower issues convertible indebtedness permitted hereunder in an amount equal to at least $50,000,000 in the aggregate, commencing the fiscal quarter of such issuance.

8.2.18Limitation on Negative Pledges.

  Each of the Loan Parties shall not, and shall not permit any Subsidiary to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of such Loan Party or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations, other than (a) this Agreement and the other Loan Documents (b) with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a disposition of assets permitted under this Agreement of all or substantially all of the equity interests or assets of such Subsidiary, (c) any agreements governing any purchase money Liens, Attributable Indebtedness or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) customary provisions restricting assignment of any licensing agreement (in which a Loan Party or its Subsidiaries are the licensee) with respect to a contract entered into by a Loan Party or its Subsidiaries in the ordinary course of business and (e) customary provisions restricting subletting, sublicensing or assignment of any intellectual property license or any lease governing any leasehold interests of a Loan Party and its Subsidiaries.

8.3Reporting Requirements.

  The Loan Parties will furnish or cause to be furnished to the Lender:

8.3.1Quarterly Financial Statements.

  As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Borrower, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal quarter and related consolidated and consolidating statements of income, stockholders' equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

8.3.2Annual Financial Statements.

  As soon as available and in any event within the greater of (i) the time for which Borrower must file its annual report on Form 10-K pursuant to the Exchange Act and (ii) ninety (90) days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year, and related consolidated and consolidating statements of income, stockholders' equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Lender; provided, that if no financial statements required hereunder have been delivered within 90 days after the end of each fiscal year of the Borrower, the Borrower shall first deliver within such 90 day period company prepared financial statements as otherwise required pursuant to this Section 8.3.2 in addition to audited financial statements.  The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.  The Loan Parties shall deliver with such financial statements and certification by their accountants a letter of such accountants to the Lender substantially to the effect that, based upon their ordinary and customary examination of the affairs of the Borrower, performed in connection with the preparation of such consolidated financial statements, and in accordance with GAAP, they are not aware of the existence of any condition or event which constitutes an Event of Default or Potential Default or, if they are aware of such condition or event, stating the nature thereof.

8.3.3Certificate of the Borrower.

  Concurrently with the financial statements of the Borrower furnished to the Lender pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], a certificate (each a "Compliance Certificate") of the Borrower signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower, in the form of Exhibit 8.3.3.

8.3.4Notices.

8.3.4.1Default.  Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.

8.3.4.2Litigation.  Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which relate to the Collateral, involve a claim or series of claims in excess of $5,000,000 or which if adversely determined would constitute a Material Adverse Change.

8.3.4.3Organizational Documents.  Within the time limits set forth in Section 8.2.12 [Changes in Organizational Documents], any amendment to the organizational documents of any Loan Party.

8.3.4.4Erroneous Financial Information.  Immediately in the event that the Borrower or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance, notice in writing setting forth the details thereof and the action which the Borrower proposes to take with respect thereto.

8.3.4.5ERISA Event.  Immediately upon the occurrence of any ERISA Event, notice in writing setting forth the details thereof and the action which the Borrower proposes to take with respect thereto.

8.3.4.6Other Reports.  Promptly upon their becoming available to the Borrower:

(i)SEC Reports; Shareholder Communications.  Reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses and other shareholder communications, filed by the Borrower with the Securities and Exchange Commission;

(ii)Borrowing Base Certificates.  Concurrently with the financial statements of the Borrower furnished to the Lender pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements]:  (i) a Borrowing Base Certificate as of the last day of the immediately preceding financial period in the form of Exhibit 8.3.4.6 hereto, appropriately completed, executed and delivered by an Authorized Officer, together with a detailed sales register, a cash receipts journal and a purchase journal showing sales, receipts and purchases for the preceding week and a schedule of accounts and schedule of net fixed assets as of the end of the immediately preceding financial period; and

(iii)Other Information.  Such other reports and information as any of the Lenders may from time to time reasonably request.

9.DEFAULT

9.1Events of Default.

  An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

9.1.1Payments Under Loan Documents.

  The Borrower shall fail to pay any principal of any Loan (including scheduled installments or the payment due at maturity), Reimbursement Obligation or Letter of Credit or Obligation or any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation or any other amount owing hereunder or under the other Loan Documents on the date on which such principal, interest or other amount becomes due in accordance with the terms hereof or thereof.

9.1.2Breach of Warranty.

  Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished.

9.1.3Anti-Terrorism Laws.

  Any representation or warranty contained in Section 6.1.16 [Anti-Terrorism Laws] is or becomes false or misleading at any time.

9.1.4Breach of Negative Covenants, Visitation Rights or Anti-Terrorism Laws.

  Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.5 [Visitation Rights], Section 8.1.9 [Anti-Terrorism Laws; International Trade Law Compliance] or Section 8.2 [Negative Covenants].

9.1.5Breach of Other Covenants.

  Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of ten (10) Business Days.

9.1.6Defaults in Other Agreements or Indebtedness.

  A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $5,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any such Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any such Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend with respect to such Indebtedness.

9.1.7Final Judgments or Orders.

  Any final judgments or orders for the payment of money in excess of $5,000,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry.

9.1.8Loan Document Unenforceable.

  Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party's successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby.

9.1.9Uninsured Losses; Proceedings Against Assets.

  There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $5,000,000 or the Collateral or any other of the Loan Parties' or any of their Subsidiaries' assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter.

9.1.10Events Relating to Pension Plans and Multiemployer Plans.

  An ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of Borrower or any member of the ERISA Group under Title IV of

ERISA to the Pension Plan or the PBGC in an aggregate amount in excess of $3,000,000, or Borrower or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, where the aggregate amount of unamortized withdrawal liability is in excess of $5,000,000.

9.1.11Change of Control.

  A Change of Control shall occur.

9.1.12Relief Proceedings.

  A Relief Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) any Loan Party or any Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature.

9.2Consequences of Event of Default.

9.2.1Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

  If an Event of Default specified under Sections 9.1.1 through 9.1.11shall occur and be continuing, the Lender shall be under no further obligation to make Loans and shall be under no obligation to issue Letters of Credit, and the Lender may (i) by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lender hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Lender, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Lender, and grants to the Lender a security interest in, all such cash as security for such Obligations.

9.2.2Bankruptcy, Insolvency or Reorganization Proceedings.

  If an Event of Default specified under Section 9.1.12 [Relief Proceedings] shall occur, the Lender shall be under no further obligations to make Loans hereunder and shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lender hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

9.2.3Set-off.

  If an Event of Default shall have occurred and be continuing, the Lender and its Affiliates and any participant of the Lender or such Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate or participant to or for the credit or the account of any

Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender, such Affiliate or such participant, irrespective of whether or not the Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such Indebtedness.  The rights of the Lender and its Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its respective Affiliates and participants may have.  The Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.2.4Application of Proceeds.

  From and after the date on which the Lender has taken any action pursuant to this Section 9.2 and until Payment in Full, any and all proceeds received by the Lender from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Lender, shall be applied as follows:

(i)First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Lender;

(ii)Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations;

(iii)Third, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, and Other Lender Provided Financial Service Products,;

(iv)Fourth, to the Lender, to cash collateralize any undrawn amounts under outstanding Letters of Credit; and

(v)Last, the balance, if any, to the Loan Parties or as required by Law.

Notwithstanding anything to the contrary in this Section 9.2.4, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty Agreement (including sums received as a result of the exercise of remedies with respect to such Guaranty Agreement) or from the proceeds of such Non-Qualifying Party's Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 9.2.4.

10.MISCELLANEOUS

10.1Modifications, Amendments or Waivers.

  The Lender and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lender or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder.  Any such agreement, waiver or consent made with such written consent shall be effective to bind the Lender and the Loan Parties.

10.2No Implied Waivers; Cumulative Remedies.

  No course of dealing and no delay or failure of the Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege.  The enumeration of the rights and remedies of the Lender set forth in this Agreement is not intended to be exhaustive and the exercise by the Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No reasonable delay or failure to take action on the part of the Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.

10.3Expenses; Indemnity; Damage Waiver.

10.3.1Costs and Expenses.

  The Borrower shall pay (i) all out‑of‑pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Lender, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out‑of‑pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out‑of‑pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender), and shall pay all fees and time charges for attorneys who may be employees of the Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Lender's regular employees and agents engaged periodically to perform audits of the Loan Parties' books, records and business properties.

10.3.2Indemnification by the Borrower.

  The Borrower shall indemnify the Lender and each Related Party of the Lender (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Borrower under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 10.3.2 [Indemnification by the Borrower] shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.3.3Waiver of Consequential Damages, Etc.

  To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in Section 10.3.2 [Indemnification by Borrower] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

10.3.4Payments.

  All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

10.4Holidays.

  Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

10.5Notices; Effectiveness.

10.5.1Notices Generally.

  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier if to the Lender, any Loan Party or any other Person, to them at their respective address set forth on Schedule 1.1(B) to the Disclosure Letter.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

10.5.2Change of Address, Etc.

  Any party hereto may change its address, e‑mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

10.6Severability.

  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.7Duration; Survival.

  All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full.  All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments] and Section 10.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full.  All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.

10.8Successors and Assigns; Participations.

  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that any Loan Party may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any other attempted assignment or transfer by any Loan Party shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.  The Lender, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each assignment agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  The Lender may, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person) (each a  "Participant") in all or a portion of the Lender's rights and/or obligations under this Agreement (including all or a portion of the Revolving Credit Commitment and/or the Loans owing to it); provided that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement.  Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that postpones any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lender hereunder or under any other Loan Document, that reduces the principal of, or the rate of interest specified herein on, any Loan or any fees payable hereunder or under any other Loan Document, except in accordance with the terms of any Loan Document.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.5 [Increased Costs] and 5.6 [Taxes] (subject to the requirements and limitations therein, including the requirements under Section 5.6.8 [Status of Lenders] (it being understood that the documentation required under Section 5.6.8 [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were the Lender and had acquired its interest by assignment rather than participation; provided that such Participant (A) agrees to be subject to the provisions of Sections 5.3.2; and (B) shall not be entitled to receive any greater payment under Sections 5.5 [Increased Costs] and 5.6 [Taxes] than the Lender would have been entitled to receive with respect to the participation sold to such Participant.  The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto. If the Lender sells a participation, it shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that the Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under

Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

10.9Confidentiality.

10.9.1General.

  The Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower or the other Loan Parties.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.9.2Sharing Information With Affiliates of the Lenders.

  Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by the Lender or by one or more Subsidiaries or Affiliates of the Lender and each of the Loan Parties hereby authorizes the Lender to share any information delivered to the Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 10.9.1 [General].

10.10Counterparts; Integration; Effectiveness.

10.10.1Counterparts; Integration; Effectiveness.

  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments.  Except as provided in Section 7 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e‑mail shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL; JUDICIAL REFERENCE.

10.11.1Governing Law.

  This Agreement shall be deemed to be a contract under the Laws of the State of California without regard to its conflict of laws principles.  Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance ("UCP") or the rules of the International Standby Practices (ICC Publication Number 590) ("ISP98"), as determined by the Lender.

10.11.2SUBMISSION TO JURISDICTION.

  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA SITTING IN SAN DIEGO COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF CALIFORNIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH  STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

10.11.3WAIVER OF VENUE.

  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 10.11.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

10.11.4SERVICE OF PROCESS.

  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.5 [NOTICES; EFFECTIVENESS].  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.11.5WAIVER OF JURY TRIAL.

  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.11.6JUDICIAL REFERENECE.

  In any judicial action or cause of action arising from this Agreement or otherwise, including without limitation contract and tort disputes, all decisions of fact and law shall, at the request of either party, be referred to a referee in accordance with Section 638 et seq. of the California Code of Civil Procedure if the action is before a court of any judicial district of the State of California.  The referee shall prepare written findings of fact and conclusions of law, and judgment upon the referee's award shall be entered in court in which such proceeding was commenced.  No provision or exercise of any right under this provision shall limit the right of the undersigned or Lender or other holder of this Agreement to exercise self-help remedies, such as foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, during or after the pendency of any judicial reference proceeding.  The exercise of a remedy does not waive the right of either party to resort to judicial reference.  The parties further agree that all disputes, claims and controversies between them shall be brought in their individual capacities and not as a plaintiff or class member in any purported class or representative proceeding.

10.12Interest Rate Limitation.

  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate").  If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.13USA Patriot Act Notice.

  The Lender hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow the Lender to identify the Loan Parties in accordance with the USA Patriot Act.

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

SHOTSPOTTER, INC.

By: /s/ Alan Stewart

Name: Alan Stewart

Title: Chief Financial Officer

UMPQUA BANK

By: /s/ Robert Jondall

Name: Robert Jondall

Title: Senior Vice President

4810-5873-4963, v. 5

EXHIBIT 1.1(S)

Security Agreement

THIS SECURITY AGREEMENT (this “Agreement”), dated as of September 27, 2018, is made by and between SHOTSPOTTER, INC., a Delaware corporation (the “Grantor”), with an address at 7979 Gateway Blvd., Suite 210, Newark, CA 94560, and UMPQUA BANK (the “Bank”), with an address at 11720 El Camino Real, Suite 100, San Diego, CA 92130.

WITNESSETH THAT:

WHEREAS, pursuant to that certain Credit Agreement (as it may hereafter from time to time be amended, restated, modified or supplemented, the “Credit Agreement”) dated as of the date hereof, by and among Grantor as Borrower and Bank as Lender, Bank has agreed to make certain loans to the Grantor;

WHEREAS, the obligation of the Bank to make loans under the Credit Agreement is subject to the condition, among others, that the Grantor secure the Obligations to the Bank under the Credit Agreement, the other Loan Documents and otherwise as more fully described herein in the manner set forth herein.

NOW, THEREFORE, the Grantor and the Bank, intending to be legally bound, hereby, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.Definitions. Terms which are defined in the Credit Agreement and not otherwise defined herein are used herein as defined therein and the rules of construction set forth in Section 1.2 [Construction] of the Credit Agreement shall apply to this Agreement. The following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

(a)“Collateral” shall mean all of Grantor’s right, title and interest in, to and under the following described property (other than Excluded Assets) whether now owned or hereafter acquired or arising and wherever located:  (i) accounts (including health-care-insurance receivables and credit card receivables); (ii) securities entitlements, securities accounts, commodity accounts, commodity contracts and investment property; (iii) deposit accounts; (iv) instruments (including promissory notes); (v) documents (including warehouse receipts); (vi) chattel paper (including electronic chattel paper and tangible chattel paper); (vii) inventory, including raw materials, work in process, or materials used or consumed in Grantor’s business, items held for sale or lease or furnished or to be furnished under contracts of service, sale or lease, goods that are returned, reclaimed or repossessed; (viii) goods of every nature, including stock-in-trade, goods on consignment, and computer programs embedded in such; (ix) equipment, including machinery, vehicles and furniture; (x) fixtures; (xi) [intentionally omitted]; (xii) [intentionally omitted]; (xiii) commercial tort claims, if any, described on Exhibit B hereto (if an Exhibit B is attached); (xiv) letter of credit rights; (xv) general intangibles, of every kind and description, including payment intangibles, software, computer information, source codes, object codes, records and data, all existing and future customer lists, choses in action, claims (including claims for indemnification or breach of warranty), books, records, patents and patent applications, copyrights, trademarks, tradenames, tradestyles, trademark applications, goodwill, blueprints, drawings, designs and plans, trade secrets, contracts, licenses, license agreements, formulae, tax and any other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies; (xvi) all supporting obligations of all of the foregoing property; (xvii) all property of the Grantor now or hereafter in the Bank’s possession or in transit to or from, or under the custody or control of, the Bank or any affiliate thereof; (xviii) all cash and cash equivalents thereof; and (xix) all cash and noncash proceeds (including insurance proceeds) of all of the foregoing property, all products thereof and all additions and accessions thereto, substitutions therefor and replacements thereof.  The Collateral shall also include any and all other tangible or intangible property that is described as being part of the Collateral pursuant to one or more Riders to Security Agreement that may be attached hereto or delivered in connection herewith.

(b)“Excluded Accounts” means (i) any Deposit Account (as defined in the UCC) that is used solely as a payroll account for the employees of the Grantor or the funds in which consist solely of funds held in trust for any director, officer or employee of the Grantor or any employee benefit plan maintained by the Grantor or funds representing deferred compensation for the director(s) and employees of the Grantor, (ii) accounts containing no (zero) balance, and (iii) accounts of Grantor located outside the United States. Notwithstanding the foregoing, Excluded Accounts shall not include any accounts maintained by Grantor at the Bank.

(c) “Excluded Assets” shall mean (i) assets subject to Permitted Liens or any purchase money debt obligations, if the contract or other agreement in which such Permitted Lien is granted prohibits the creation of any other Lien on such assets or creates a right of termination in favor of any Person (other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC of any relevant jurisdiction or any other applicable law), (ii) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby (other than to the extent that any such prohibition or restriction would be rendered ineffective pursuant to the UCC of any relevant jurisdiction or any other applicable law), (iii) nonassignable licenses or contracts, which by their terms require the consent of the licensor thereof or another party(other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC of any relevant jurisdiction or any other applicable law); provided, however, that, with respect subsections (ii) and (iii), the foregoing shall cease to be treated as “Excluded Assets” (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, contract or agreement not subject to prohibitions specified in (ii) and (iii) above, (iv) any Excluded Accounts, and (v) Excluded Equity Interests.

(d)“Excluded Equity Interests” means (i) Equity Interests in excess of 65% of the voting Equity Interests and 100% of the nonvoting Equity Interests in a Subsidiary that is a CFC and direct Subsidiary of Grantor, (ii) all Equity Interests in any subsidiary of a foreign Subsidiary that is a CFC, and (iii) Equity Interests in entities where a Debtor holds 50% or less of the outstanding Equity Interests of such entity, to the extent a pledge of such Equity Interests is prohibited by the organizational or governing documents of such entity, or agreement with other equity holders, of such entity.

(e) “Obligations” shall include all loans, advances, debts, liabilities, obligations, covenants and duties under the Loan Documents, owing by the Grantor to the Bank or to any other direct or indirect subsidiary of the Bank, of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, under the Loan Documents, whether or not (i) evidenced by any note, guaranty or other instrument, (ii) arising under any agreement, instrument or document, (iii) for the payment of money,  (iv) arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, (v) under any interest or currency swap, future, option or other interest rate protection or similar agreement, (vi) under or by reason of any foreign currency transaction, forward, option or other similar transaction providing for the purchase of one currency in exchange for the sale of another currency, or in any other manner, (vii) arising out of overdrafts on deposit or other accounts or out of electronic funds transfers

(whether by wire transfer or through automated clearing houses or otherwise) or out of the return unpaid of, or other failure of the Bank to receive final payment for, any check, item, instrument, payment order or other deposit or credit to a deposit or other account, or out of the Bank’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository or other similar arrangements; and any amendments, extensions, renewals and increases of or to any of the foregoing, and all costs and expenses of the Bank incurred in the documentation, negotiation, modification, enforcement, collection and otherwise in connection with any of the foregoing, including reasonable attorneys’ fees and expenses.

(f)“UCC” means the Uniform Commercial Code, as adopted and enacted and as in effect from time to time in California.  Terms used herein which are defined in the UCC and not otherwise defined herein shall have the respective meanings ascribed to such terms in the UCC. To the extent the definition of any category or type of collateral is modified by any amendment, modification or revision to the UCC, such modified definition will apply automatically as of the date of such amendment, modification or revision.

2.Grant of Security Interest.  As security for the due and punctual payment and performance of the Obligations in full, Grantor hereby agrees that the Bank and any provider of any Lender Provided Interest Rate Hedge or any Other Lender Provided Financial Service Product shall have, and Grantor hereby grants to and creates in favor of the Bank and any provider of any Lender Provided Interest Rate Hedge or any Other Lender Provided Financial Service Product, a continuing lien on and security interest under the UCC in and to the Collateral.

3.Change in Name or Locations.  The Grantor hereby agrees that if the location of the Collateral changes from the locations listed on Exhibit A hereto and made part hereof, or if the Grantor changes its name, its type of organization, its state of organization, its chief executive office or establishes a name in which it may do business that is not listed as a tradename on Exhibit A hereto, the Grantor will promptly, and in any event within 15 days of such addition or change, notify the Bank in writing of the additions or changes.

4.General Representations, Warranties and Covenants.  The Grantor represents, warrants and covenants to the Bank that: (a) all information, including its type of organization, jurisdiction of organization, and chief executive office are as set forth on Exhibit A hereto and are true and correct on the date hereof, (b) [intentionally omitted]; (c) the Grantor has good, marketable and indefeasible title to the Collateral, has not made any prior sale, pledge, encumbrance, assignment or other disposition of any of the Collateral, other than Permitted Liens, and the Collateral is free from all encumbrances and rights of setoff of any kind except (i) the lien in favor of the Bank created by this Agreement, (ii) Permitted Liens, and (iii) other liens consented to in writing by the Bank; and (d) the Grantor will defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein.

5.Grantor’s Representations, Warranties and Covenants for Certain Collateral.  The Grantor represents, warrants and covenants to the Bank as follows:

(a)Bank may, by or through any of its officers, agents, attorneys, or accountants, to examine or inspect the Collateral, and obtain valuations and audits of the Collateral, at the Grantor’s expense, wherever located, at reasonable times and upon reasonable notice, once per fiscal year (or, after the occurrence and during the continuance of an Event of Default, at any time).  The Grantor shall do, obtain, make, execute and deliver all such additional and further acts, things, deeds, assurances and instruments as the Bank deems necessary to vest in and assure to the Bank its rights hereunder and in or to the Collateral, and the proceeds thereof, including waivers from landlords, warehousemen and mortgagees required under the Credit Agreement.

(b)The Grantor will keep all material Collateral in good order and repair at all times and immediately notify the Bank of any event causing a material loss or decline in value of the Collateral, whether or not covered by insurance, and the amount of such loss or depreciation.

(c)The Grantor will only use or permit the Collateral to be used in accordance with all applicable federal, state, county and municipal laws and regulations.

(d)The Grantor will have and maintain insurance in accordance with Section 6.1.2 of the Credit Agreement.

(e)The Grantor is unaware of any fact or circumstance which would render an account or general intangible unenforceable in accordance with its terms, subject to any claim for credit, allowance or adjustment by any account debtor or any setoff, defense or counterclaim, and the Grantor will defend the same against all claims, demands, setoffs and counterclaims at any time asserted.  At the time any account or general intangible becomes subject to this Agreement, such account or general intangible will be a good and valid account representing a bona fide sale of goods or services by the Grantor and such goods will have been shipped to the respective account debtors or the services will have been performed for the respective account debtors.

(f)After the occurrence and during the continuance of an Event of Default, Bank has the right to notify (on invoices or otherwise) account debtors and other obligors or payors on any Collateral of its assignment to the Bank, and that all payments thereon should be made directly to the Bank.

(g)The Grantor will, on the Bank’s reasonable demand, make notations on its books and records showing the Bank’s security interest and make available to the Bank shipping and delivery receipts evidencing the shipment of the goods that gave rise to an account, completion certificates or other proof of the satisfactory performance of services that gave rise to an account, a copy of the invoice for each account and copies of any written contract or order from which an account arose.  The Grantor will promptly notify the Bank if an account becomes evidenced or secured by an instrument or chattel paper and upon the Bank’s reasonable request, will promptly deliver any such instrument or chattel paper to the Bank, including any letter of credit delivered to the Grantor to support a shipment of inventory by the Grantor.

(h)From time to time with such frequency as the Bank may request, but not more than once per fiscal quarter, the Grantor will report to the Bank all credits given to account debtors on all accounts.

(i)The Grantor will immediately notify the Bank if any account arises out of contracts with the United States or any department, agency or instrumentality thereof, and will execute any instruments and take any steps required by the Bank so that all monies due and to become due under such contract shall be assigned to the Bank and notice of the assignment given to and acknowledged by the appropriate government agency or authority under the Federal Assignment of Claims Act.

(j)At any time after the occurrence and during the continuance of an Event of Default, and without notice to the Grantor, the Bank may direct any persons who are indebted to the Grantor on any Collateral consisting of accounts or general intangibles to make payment directly to the Bank of the amounts due, and the Bank may notify the United States Postal Service to send the Grantor’s mail to the Bank.  The Bank is authorized to collect, compromise, endorse and sell any such Collateral in its own name or in the Grantor’s name and to give receipts to such account debtors for any such payments and the account debtors will be protected in making such payments to the Bank.  Upon the Bank’s written request, the Grantor will establish with the Bank and maintain a lockbox account (“Lockbox”) with the Bank and a depository account(s) (“Cash Collateral Account”) with the Bank subject to the provisions of this subparagraph and such other related agreements as the Bank may require, and the Grantor shall notify its account debtors to remit payments directly to the Lockbox.  Thereafter, funds collected in the Lockbox shall be transferred to the Cash Collateral Account, and funds in the Cash Collateral Account shall be applied by the Bank, daily, to reduce the outstanding Obligations.

6.Negative Pledge; No Transfer.  Without the Bank’s prior written consent, the Grantor will not sell or offer to sell or otherwise transfer or grant or allow the imposition of a lien, security interest or right of setoff upon the Collateral (except for sales of inventory and collections of accounts in the Grantor’s ordinary course of business and as otherwise permitted under the Credit Agreement), will not allow any third party to gain control of all or any part of the Collateral, and will not use any portion of the Collateral in any manner inconsistent with this Agreement or with the terms and conditions of any policy of insurance thereon.

7.Further Assurances.  By its signature hereon, the Grantor hereby irrevocably authorizes the Bank to file against the Grantor one or more financing, continuation or amendment statements pursuant to the UCC in form satisfactory to the Bank, and the Grantor will pay the cost of preparing and filing the same in all jurisdictions in which such filing is deemed by the Bank to be necessary or desirable in order to perfect, preserve and protect its security interests.  If required by the Bank, the Grantor will execute all documentation necessary for the Bank to obtain and maintain perfection of its security interests in the Collateral.  At the Bank’s request, the Grantor will execute, in form satisfactory to the Bank, a Rider to Security Agreement - Copyrights (if any Collateral consists of registered or unregistered copyrights), a Rider to Security Agreement - Patents (if any Collateral consists of patents or patent applications), a Rider to Security Agreement - Trademarks (if any Collateral consists of trademarks, tradenames, tradestyles or trademark applications).  If any Collateral consists of letter of credit rights, electronic chattel paper, deposit accounts or supporting obligations not maintained with the Bank or one of its affiliates, or any securities entitlement, securities account, commodities account, commodities contract or other investment property, then at the Bank’s request the Grantor will execute, and will cause the depository institution or securities intermediary upon whose books and records the ownership interest of the Grantor in such Collateral appears, to execute such Pledge Agreements, Notification and Control Agreements or other agreements as the Bank deems necessary in order to perfect, prioritize and protect its security interest in such Collateral, in each case in a form satisfactory to the Bank.

8.Events of Default.  The Grantor shall, at the Bank’s option, be in default under this Agreement upon the happening of any of the following events or conditions (each, an “Event of Default”):  (a) any Event of Default (as defined in any of the Loan Documents); (b) any default under any of the Obligations that does not have a defined set of “Events of Default” and the lapse of any notice or cure period provided in such Obligations with respect to such default; (c) demand by the Bank under any of the Obligations that have a demand feature; (d) the failure by the Grantor to perform any of its obligations under this Agreement; (e) material falsity, inaccuracy or breach by the Grantor of any written warranty, representation or statement made or furnished to the Bank by or on behalf of the Grantor at the time made or furnished; provided, however, any falsity, inaccuracy or breach of Sections 6.1.16 or 8.1.9 of the Credit Agreement shall be an Event of Default; (f) an uninsured material loss, theft, damage, or destruction to any of the Collateral, or any lien (other than Permitted Liens) against or the making of any levy, seizure or attachment of or on the Collateral; (g) the failure of the Bank to have a perfected first priority security interest in the Collateral (subject to Permitted Liens); or (h) any evidence received by the Bank that the Grantor may have directly or indirectly been engaged in any type of activity which, in the Bank’s discretion, might result in the forfeiture of any property of the Grantor to any governmental entity, federal, state or local.

9.Remedies.  Upon the occurrence and during the continuance of any such Event of Default, the Bank may declare all Obligations secured hereby immediately due and payable and shall have, in addition to any remedies provided herein or by any applicable law or in equity, all the remedies of a secured party under the UCC. The Bank’s remedies include, but are not limited to, the right to (a) peaceably by its own means or with judicial assistance enter the Grantor’s premises and take possession of the Collateral without prior notice to the Grantor or the opportunity for a hearing, (b) render the Collateral unusable, (c) dispose of the Collateral on the Grantor’s premises, and (d) require the Grantor to assemble the Collateral and make it available to the Bank at a place designated by the Bank. The Grantor agrees that, upon the occurrence and during the continuance of any such Event of Default, the Bank has full power and authority to collect, compromise, endorse, sell or otherwise deal with the Collateral in its own name or that of the Grantor at any time upon an Event of Default.  Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Bank will give the Grantor reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made.  The requirements of commercially reasonable notice shall be met if such notice is sent to the Grantor at least ten (10) days before the time of the intended sale or disposition.  Expenses of retaking, holding, preparing for disposition, disposing or the like shall include the Bank’s reasonable attorneys’ fees and legal expenses, incurred or expended by the Bank to enforce any payment due it under this Agreement either as against the Grantor, or in the prosecution or defense of any action, or concerning any matter growing out of or connection with the subject matter of this Agreement and the Collateral pledged hereunder.  The Grantor waives all relief from all appraisement or exemption laws now in force or hereafter enacted.

10.Power of Attorney.  Grantor does hereby make, constitute and appoint any officer or agent of the Bank as the Grantor’s true and lawful attorney-in-fact, with power, during the occurrence and continuance of an Event of Default,  to (a) endorse the name of the Grantor or any of the Grantor’s officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment or Collateral that may come into the Bank’s possession in full or part payment of any Obligations; (b) sue for, compromise, settle and release all claims and disputes with respect to, the Collateral; and (c) sign, for the Grantor, such documentation required by the UCC, or supplemental intellectual property security agreements; granting to the Grantor’s said attorney full power to do any and all things necessary to be done in and about the premises as fully and effectually as the Grantor might or could do.  The Grantor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof.  This power of attorney is coupled with an interest, and is irrevocable.

11.Payment of Expenses.  At its option, the Bank may discharge taxes, liens, security interests or such other encumbrances as may attach to the Collateral, may pay for required insurance on the Collateral and may pay for the maintenance, appraisal or reappraisal, and preservation of the Collateral, as determined by the Bank to be necessary.  The Grantor will reimburse the Bank on demand for any payment so made or any expense incurred by the Bank pursuant to the foregoing authorization, and the Collateral also will secure any advances or payments so made or expenses so incurred by the Bank.

12.Notices.  All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing (except as otherwise provided in this Agreement) and will be effective upon receipt.  Notices may be given in any manner to which the parties may separately agree.  Without limiting the foregoing, first-class mail, postage prepaid, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices.  In addition, the parties agree that Notices may be sent electronically to any electronic address provided by a party from time to time.  Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this section.

13.Preservation of Rights.  No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank’s action or inaction impair any such right or power.  The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity.

14.Illegality.  If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

15.Changes in Writing.  No modification, amendment or waiver of, or consent to any departure by the Grantor from, any provision of this Agreement will be effective unless made in a writing signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Notwithstanding the foregoing, the Bank may modify this Agreement for the purposes of completing missing content or correcting erroneous content, without the need for a written amendment, provided that the Bank shall send a copy of any such modification to the Grantor (which notice may be given by electronic mail.)  No notice to or demand on the Grantor will entitle the Grantor to any other or further notice or demand in the same, similar or other circumstance.

16.Entire Agreement.  This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

17.Counterparts.  This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument.  Delivery of an executed counterpart of signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart.  Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

18.Electronic Signatures and Records.  Notwithstanding any other provision herein, the Grantor agrees that this Agreement, any other amendments thereto and any other information, notice, signature card, agreement or authorization related thereto (each, a “Communication”) may, at the Bank’s option, be in the form of an electronic record.  Any Communication may, at the Bank’s option, be signed or executed using electronic signatures.  For the avoidance of doubt, the authorization under this Section may include, without limitation, use or acceptance by the Bank of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format) for transmission, delivery and/or retention.

19.Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Grantor and the Bank and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Grantor may not assign this Agreement in whole or in part without the Bank’s prior written consent and the Bank at any time may assign this Agreement in whole or in part.

20.Interpretation.  In this Agreement, unless the Bank and the Grantor otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.  Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP.  If this Agreement is executed by more than one Grantor, the obligations of such persons or entities will be joint and several.

21.Indemnity.  The Grantor agrees to indemnify each of the Bank, each legal entity, if any, who controls, is controlled by or is under common control with the Bank, and each of their respective directors, officers and employees (the “Indemnified Parties”), and to defend and hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including all fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation and preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of the Grantor), in connection with or arising out of or relating to the matters referred to in this Agreement or the Obligations, whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by the Grantor, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority; provided, however, that the foregoing indemnity agreement shall not apply to any claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party’s gross negligence or willful misconduct.  The indemnity agreement contained in this Section shall survive the termination of this Agreement, payment of the Obligations and the assignment of any rights hereunder.  The Grantor may participate at its expense in the defense of any such claim.

22.Governing Law and Jurisdiction.  This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the State of California.  This Agreement will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of California, including without limitation the Electronic Transactions Act (or equivalent) in such State (or, to the extent controlling, the laws of the United States of America, including without limitation the Electronic Signatures in Global and National Commerce Act), except that the laws of the State where any Collateral is located (if such collateral is located outside California) shall govern the creation, perfection and foreclosure of the liens created hereunder on such property or any interest therein.  The Grantor hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Bank’s office indicated above is located; provided that nothing contained in this Agreement will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Grantor individually, against any security or against any property of the Grantor within any other county, state or other foreign or domestic jurisdiction.  The Bank and the Grantor agree that the venue provided above is the most convenient forum for both the Bank and the Grantor.  The Grantor waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

23.WAIVER OF JURY TRIAL.  EACH OF THE GRANTOR AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS.  THE GRANTOR AND THE BANK ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

24.Judicial Reference.  In any judicial action or cause of action arising from this Agreement or otherwise, including without limitation contract and tort disputes, all decisions of fact and law shall, at the request of either party, be referred to a referee in accordance with Section 638 et seq. of the California Code of Civil Procedure if the action is before a court of any judicial district of the State of California.  The referee shall prepare written findings of fact and conclusions of law and judgment upon the referee's award shall be entered in court in which such proceeding was commenced.  No provision or exercise of any right under this provision shall limit the right of the undersigned or Bank or other holder of this Agreement to exercise self-help remedies, such as foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, during or after the pendency of any judicial reference proceeding.  The exercise of a remedy does not waive the right of either party to resort to judicial reference.  The parties further agree that all disputes, claims and controversies between them shall be brought in their individual capacities and not as a plaintiff or class member in any purported class or representative proceeding.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE 1 OF 1 – SECURITY AGREEMENT]

The Grantor acknowledges that it has read and understood all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

WITNESS the due execution hereof as a document under seal, as of the date first written above.

SHOTSPOTTER, INC.

By:

Name:

Title:

EXHIBIT A

TO SECURITY AGREEMENT

1.	Grantor’s form of organization: Corporation
2.	Grantor’s State of organization: Delaware
3.	Address of Grantor’s chief executive office, including the County:
7979 Gateway Blvd., Suite 210 Newark, CA 94560 Alameda County
4.	Grantor’s organizational ID# (if any exists): Delaware File Number: 3822495
5.	Address for books and records, if different: Not applicable.
6.	Addresses of other Collateral locations, including Counties, for the past five (5) years:
7979 Gateway Blvd., Suite 210 Newark, CA 94560

Alameda County

7.	Name and address of landlord or owner if location is not owned by the Grantor:
BMR-Pacific Research Center LP Attention Entity 285 P.O. Box 511415 Los Angeles, CA 90051-7970
8.	Other names or tradenames now or formerly used by the Grantor:
SST, Inc.

EXHIBIT B

COMMERCIAL TORT CLAIMS

None.

EXHIBIT 1.1(N)(1)

REVOLVING CREDIT NOTE

$10,000,000San Diego, California

September [  ], 2018

FOR VALUE RECEIVED, the undersigned, SHOTSPOTTER, INC., a Delaware corporation (herein called the "Borrower"), hereby unconditionally promises to pay to the order of UMPQUA BANK (the "Lender"), the lesser of: (i) the principal sum of TEN MILLION and 00/100 Dollars (US$10,000,000); or (ii) the aggregate unpaid principal balance of all Revolving Credit Loans made by the Lender to the Borrower pursuant to Section 2.1.1 [ Revolving Credit Loans] of the Credit Agreement, dated as of September 27, 2018, between the Borrower and the Lender (as amended, restated, modified or supplemented from time to time, the "Credit Agreement"), together with all outstanding interest thereon on the Expiration Date.

The Borrower shall pay interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrower pursuant to, or as otherwise provided in, the Credit Agreement.  Subject to the provisions of the Credit Agreement, interest on this Revolving Credit Note will be payable pursuant to Section 5.2 [Interest Payment Dates] of, or as otherwise provided in, the Credit Agreement.  If any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, unless otherwise provided in the Credit Agreement, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.  Upon the occurrence and during the continuation of an Event of Default and at the Lender's discretion, the Borrower shall pay interest on the entire principal amount of the then outstanding Revolving Credit Loans evidenced by this Revolving Credit Note and all other obligations due and payable to the Lender pursuant to the Credit Agreement and the other Loan Documents at a rate per annum as set forth in Section 4.3 [Interest After Default] of the Credit Agreement.  Such interest will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim or other deduction of any nature at the office of the Lender located at 11720 El Camino Real, Suite 100, San Diego, CA 92130 unless otherwise directed in writing by the Lender, in lawful money of the United States of America in immediately available funds.

This Revolving Credit Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, conditions, security interests, if any, and Liens, if any, contained or granted therein.  The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified.  The Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Revolving Credit Note and the Credit Agreement.

This Revolving Credit Note shall bind the Borrower and its successors and assigns; and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns.  All references herein to the "Borrower" and the "Lender" shall be deemed to apply to the Borrower and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.

This Revolving Credit Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed, by and construed and enforced in accordance with, the internal laws of the State of California without giving effect to its conflicts of law principles.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement and Section 1.2 [Construction] of the Credit Agreement shall apply to this Revolving Credit Note.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURES ON FOLLOWING PAGES]

[SIGNATURE PAGE TO REVOLVING CREDIT NOTE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Revolving Credit Note by its duly authorized officer.

SHOTSPOTTER, INC.

By:

Name:

Title: